Filed pursuant to Rule 424(b)(5)

Registration Number 333-83781

Prospectus Supplement
(To Prospectus dated August 6, 1999)

2,300,000 Shares

Common Stock

     Summit Properties Inc. is offering and selling 2,300,000 shares of common stock, par value $.01 per share, to certain investment advisory clients of Cohen & Steers Capital Management, Inc. at a price of $21.81 per share. We will receive the net proceeds from the sale of the shares after deducting estimated expenses of the offering.

     Our common stock is listed on the New York Stock Exchange under the symbol “SMT.” The last reported sale price of our common stock on the New York Stock Exchange on September 18, 2003 was $22.20 per share.

     The shares of common stock will be ready for delivery on or about September 25, 2003.

     Investing in our common stock involves risks. See “Risk Factors” beginning on page 2 of the accompanying prospectus.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Prospectus Supplement dated September 18, 2003.

TABLE OF CONTENTS

Prospectus Supplement
Forward-Looking Statements	S-4
Our Company	S-6
Recent Developments	S-6
Use of Proceeds	S-7
Additional Provisions of Maryland Law	S-8
Additional United States Federal Income Tax Consequences	S-10
Plan of Distribution	S-22
Legal Matters	S-22
Prospectus
Risk Factors	2
About This Prospectus and Where You Can Find More Information	9
Summit Properties Inc. and Summit Properties Partnership, L.P.	11
Use of Proceeds	11
Ratios of Earnings to Fixed Charges	12
Description of Debt Securities	13
Description of Preferred Stock	26
Description of Common Stock	32
Limits on Ownership of Capital Stock	34
Shareholder Rights Plan	36
Important Provisions of Maryland Law	37
Federal Income Tax Considerations and Consequences of Your Investment	39
Plan of Distribution	52
Legal Matters	54
Experts	54

     When we refer to “we,” “us” or “our company” or similar expressions in this prospectus supplement, we mean Summit Properties Inc. and its subsidiaries or, as the context may require, Summit Properties Inc. only.

     This prospectus supplement is a supplement to the accompanying prospectus. If information in this prospectus supplement is inconsistent with the prospectus, this prospectus supplement will apply and supersede the information in the prospectus. It is important for you to read and carefully consider all information contained in this prospectus supplement and the accompanying prospectus. You should also read and carefully consider the information in the documents we have referred you to in the section of the prospectus entitled “About this Prospectus and Where You Can Find More Information.”

     You should rely only on the information contained in or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not authorized any other person to provide you with different or additional information. If anyone provides you with different or additional information, you should not rely on it. We are not making an offer to sell the shares in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained in or incorporated by reference in this prospectus supplement and the accompanying prospectus is accurate as of any date other than the respective dates of this prospectus supplement, the accompanying prospectus or the document incorporated by reference. Our business, financial condition, results of operations and prospects may have changed since those dates.

FORWARD-LOOKING STATEMENTS

     This prospectus supplement and the accompanying prospectus, including the information incorporated by reference in this prospectus supplement and the accompanying prospectus, contain statements that are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. You can identify forward-looking statements by the use of the words “believe,” “expect,” “anticipate,” “intend,” “estimate” and other similar expressions which predict or indicate future events and trends and which do not relate to historical matters. These statements include, among other things, statements regarding our intent, belief or expectations with respect to:

•	the future operating performance of our communities;

•	national economic conditions and economic conditions in our markets;

•	the proposed development, acquisition or disposition of communities, including our strategy to exit our Texas markets and increase our presence in Washington, D.C. and Southeast Florida;

•	anticipated construction commencement, completion, lease-up and stabilization dates;

•	estimated development costs;

•	our declaration or payment of dividends and distributions;

•	our policies regarding investments, indebtedness, acquisitions, dispositions, financings, conflicts of interest and other matters;

•	our qualification as a real estate investment trust under the Internal Revenue Code of 1986;

•	the availability of debt and equity financing;

•	the possible uses of the net proceeds of the offering; and

•	trends affecting our financial condition or results of operations.

You should not rely on forward-looking statements because they involve known and unknown risks, uncertainties and other factors, some of which are beyond our control. These risks, uncertainties and other factors may cause our actual results, performance or achievements to be materially different from the anticipated future results, performance or achievements expressed or implied by the forward-looking statements. Factors which could have a material adverse effect on our operations and future prospects include, but are not limited to:

•	economic conditions generally and the real estate market specifically, including changes in occupancy rates, market rents and rental rate concessions, the continuing deceleration of economic conditions in our markets, and the failure of national and local economic conditions to rebound in a timely manner;

•	changes in job growth, household formation and population growth in our markets;

•	uncertainties associated with our development activities, including the failure to obtain zoning and other approvals, actual costs exceeding our budgets, construction material defects and increases in construction costs;

•	the failure of investments to yield expected results;

•	the failure to sell communities on favorable terms, in a timely manner or at all, including those communities in our Texas markets;

•	the failure to locate favorable investment opportunities in our markets, particularly Washington, D.C. and Southeast Florida;

•	construction delays due to the unavailability of materials, weather conditions or other delays;

•	potential environmental liabilities and related property damages, costs of investigation and remediation, and liability to third parties;

•	competition, which could limit our ability to secure attractive investment opportunities, lease apartment homes, or increase or maintain rents;

•	supply and demand for apartment communities in our current and future market areas;

•	availability and cost of financing and access to cost-effective capital;

•	the inability to refinance existing indebtedness or to refinance existing indebtedness on favorable terms;

•	changes in interest rates;

•	changes in our debt ratings;

•	legislative and regulatory changes, including changes to laws governing the taxation of real estate investment trusts, or REITs;

•	changes in accounting principles generally accepted in the United States of America, or policies and guidelines applicable to REITs; and

•	the factors described under “Risk Factors” beginning on page 2 of the accompanying prospectus and the other factors identified from time to time in our periodic filings with the Securities and Exchange Commission.

You should carefully review all of these factors, and you should be aware that there may be other factors that could cause these differences.

     We caution you that, while forward-looking statements reflect our estimates and beliefs, they are not guarantees of future performance. These forward-looking statements were based on information, plans and estimates as of the respective dates of this prospectus supplement, the accompanying prospectus or the information incorporated by reference. We do not undertake any obligation to update any forward-looking statements to reflect changes in underlying assumptions or factors, new information, future events or other changes.

OUR COMPANY

     Summit Properties Inc. is a real estate investment trust that focuses on the development, construction, acquisition and operation of luxury apartment communities. As of September 18, 2003, we owned 50 completed communities comprised of 15,133 apartment homes with an additional 1,199 apartment homes under construction in four new communities. We also owned a 25% interest in a joint venture comprised of four completed communities with 1,203 apartment homes. We are a fully integrated organization with multifamily development, construction, acquisition and operation expertise.

     We operate throughout the Southeast and Mid-Atlantic states and have chosen to focus our current efforts in five core markets consisting of: Atlanta, Georgia; Charlotte, North Carolina; Raleigh, North Carolina; Southeast Florida; and Washington, D.C. While we currently operate in Texas as well, we intend to exit our Texas markets and use the sales proceeds from those communities to increase our presence in the Washington, D.C. and Southeast Florida markets.

     We conduct our business principally through Summit Properties Partnership, L.P. Summit Properties Inc. is the sole general partner of Summit Properties Partnership, L.P. and an 88.65% economic owner as of September 18, 2003. Our property management, certain construction and other businesses are conducted through our subsidiaries, Summit Management Company and Summit Apartment Builders, Inc.

     Summit Properties Inc. elected to qualify as a REIT for federal income tax purposes, commencing with its taxable year ended December 31, 1994. As long as we qualify for taxation as a REIT, we generally will not be subject to federal income tax on that portion of our ordinary income and capital gains that is currently distributed to our stockholders. Even if we qualify for taxation as a REIT, we may be subject to state and local taxes on our income and property and to federal income and excise taxes on our undistributed income.

     Summit Properties Inc. is a Maryland corporation and a self-managed REIT. Our common stock is listed on the New York Stock Exchange, or NYSE, under the symbol “SMT.” Our executive offices are located at 309 East Morehead Street, Suite 200, Charlotte, North Carolina 28202 and our telephone number is (704) 334-3000.

RECENT DEVELOPMENTS

     On September 18, 2003, Summit Properties Partnership, L.P. redeemed all 3,400,000 of its 8.95% Series B Cumulative Redeemable Perpetual Preferred Units at a redemption price of $25.20 per unit, plus all accrued and unpaid distributions through the redemption date. As a result of the redemption, the excess of the redemption amount over the carrying amount of the preferred units, which totals approximately $3,000,000, will be subtracted from net earnings available to common stockholders. This is consistent with the Securities and Exchange Commission’s staff announcement on July 31, 2003 that provided clarification to Emerging Issues Task Force, or EITF, Topic D-42, “The Effect on the Calculation of Earnings per Share for the Redemption or Induced Conversion of Preferred Stock.”

USE OF PROCEEDS

     The net proceeds from the sale of the 2,300,000 shares of our common stock are expected to be approximately $50,080,000 after deducting our expenses which are expected to be approximately $83,000. We intend to use the net proceeds from this offering for general corporate purposes, including the redemption of preferred units of Summit Properties Partnership, L.P., acquisition and development opportunities, and the reduction of debt. Pending such uses, the net proceeds will be used to repay a portion of our outstanding indebtedness under our secured credit facility.

     Our secured credit facility provides funds for the acquisition and development of apartment communities and for general working capital purposes. The credit facility is secured by nine of our communities, and matures on June 30, 2008. Borrowings under the credit facility bear interest at the Reference Bill Index Rate, plus 58 to 91 basis points depending on the level of debt service coverage. The Reference Bill Index Rate is defined as the money market yield for Reference Bills as established by the most recent Reference Bill auction conducted by Freddie Mac prior to the first day of the related interest adjustment period. Interest periods for borrowings under the credit facility are generally for 30, 60 or 90 days. As of September 18, 2003, we had borrowings of $173,000,000 outstanding under our secured credit facility, with a weighted average interest rate of 2.30%.

     The description above reflects our current intentions for how we will use the estimated net proceeds from the sale of shares of our common stock in this offering. The uses of these net proceeds among the items listed above and their timing will depend on a number of factors, including changes in our operations or business plan and changes in economic and industry conditions.

ADDITIONAL PROVISIONS OF MARYLAND LAW

     The following discussion updates certain material provisions of Maryland law that have changed since the date of the accompanying prospectus and supersedes the corresponding discussion in the accompanying prospectus. The summary of Maryland law contained in this prospectus supplement and the accompanying prospectus is based on the provisions of Maryland law existing as of the respective dates of this prospectus supplement and the accompanying prospectus, all of which are subject to change. You can access complete information by referring to the Maryland General Corporation Law.

Maryland Control Share Acquisition Statute

     Maryland law provides that “control shares” of a Maryland corporation acquired in a “control share acquisition” have no voting rights except to the extent approved by a vote of two-thirds of the votes entitled to be cast on the matter by stockholders. “Control shares” are voting shares which, if aggregated with all other shares of stock previously acquired by the acquiring person, would entitle the acquiring person to exercise voting power in electing directors within one of the following ranges of voting power:

(1)	one-tenth or more but less than one-third;

(2)	one-third or more but less than a majority; or

(3)	a majority or more of all voting power.

Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained the requisite approval. A “control share acquisition” means the acquisition of control shares, subject to applicable exceptions.

     A person who has made or proposes to make a control share acquisition may compel the board of directors to call a special meeting of stockholders to be held within 50 days of demand to consider voting rights for the shares, upon satisfaction of relevant conditions, including an undertaking to pay expenses. If no request for a meeting is made, the corporation may itself present the question at any stockholder meeting.

     If voting rights for control shares are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as required by the statute with respect to the control shares, then, subject to applicable conditions and limitations, the corporation may redeem any or all of the control shares for fair value determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition by the acquiring person or of any meeting of stockholders at which the voting rights of such shares are considered and not approved. If voting rights for control shares are approved at a stockholder meeting and the acquiring person becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the shares as determined for purposes of such appraisal rights may not be less than the highest price per share paid by the acquiring person in the control share acquisition.

     The control share acquisition statute does not apply to shares acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction, or to acquisitions approved or exempted by the articles of incorporation or bylaws of the corporation. Our articles of incorporation and bylaws exempt from the Maryland control share acquisition statute any transactions otherwise subject to the statute by

William B. McGuire, Jr., William F. Paulsen, Raymond V. Jones, Keith H. Kuhlman and David F. Tufaro or current or future affiliates, associates or other persons acting in concert or as a group with any of the foregoing persons.

     The control share acquisition statute could have the effect of discouraging offers to acquire us and of increasing the difficulty of consummating any such offer.

ADDITIONAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

     The following discussion summarizes material U.S. federal income tax consequences that may be relevant to the ownership and disposition of the common stock by U.S. and non-U.S. holders, each as defined below, who acquire shares of common stock in this offering. The following discussion does not purport to be a full description of all U.S. federal income tax consequences that may be relevant to the holding or disposition of the common stock. The discussion of the U.S. federal income tax consequences below is based on currently existing provisions of the Internal Revenue Code, the applicable Treasury Regulations promulgated and proposed under the Internal Revenue Code, judicial decisions and administrative interpretations, all of which are subject to change, possibly on a retroactive basis.

     This summary does not represent a detailed description of the U.S. federal income tax consequences to holders of the common stock in light of their particular circumstances or status, nor does it address specific tax consequences that may be relevant to particular persons subject to special treatment under the Internal Revenue Code, including, for example, financial institutions, broker-dealers, insurance companies, tax-exempt organizations, former U.S. citizens, “controlled foreign corporations,” “passive foreign investment companies” or “foreign personal holding companies” and persons that have a functional currency other than the U.S. dollar or persons in other special situations, such as those who have elected to mark securities to market or those who hold stock as part of a straddle, hedge, conversion transaction or other integrated investment. In addition, this summary does not address U.S. federal alternative minimum tax consequences or consequences under the tax laws of any state, local or foreign jurisdiction. The discussion below assumes that the shares of common stock are held as capital assets within the meaning of Section 1221 of the Internal Revenue Code.

     If a partnership holds common stock, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding common stock, you should consult your tax advisors.

     The following discussion incorporates changes in applicable law since the filing of the accompanying prospectus, and you should read the following disclosure in its entirety.

Taxation of Holders Who Are U.S. Persons

     The discussion in this section applies only to holders of the common stock who are U.S. persons. A U.S. person is a person who is for U.S. federal income tax purposes:

•	a citizen or resident of the U.S.;

•	a corporation, partnership, or other entity created or organized in or under the laws of the U.S. or of any state or under the laws of the District of Columbia, unless, in the case of a partnership, Treasury Regulations provide otherwise;

•	an estate which is required to pay U.S. federal income tax regardless of the source of its income; or

•	a trust whose administration is under the primary supervision of a U.S. court and which has one or more U.S. persons who have the authority to control all substantial decisions of the trust.

     Notwithstanding the preceding sentence, to the extent provided in Treasury Regulations, some trusts in existence on August 20, 1996, and treated as U.S. persons prior to this date that elect to continue to be treated as U.S. persons, are also considered U.S. persons.

Dividends and other distributions

     As long as we qualify as a REIT, distributions made to our taxable domestic stockholders, including holders of common stock, out of our current or accumulated earnings and profits, and not designated as capital gain dividends, will be taken into account by them as ordinary income and will not be eligible for the dividends received deduction for corporations. However, dividends, other than capital gain dividends, that are (1) attributable to income on which we were subject to tax in the previous taxable year at the corporate level, either because we failed to distribute such income or such income consists of gains from certain assets acquired from C corporations, or (2) attributable to dividends received by us from non-REIT corporations, such as taxable REIT subsidiaries, during the current taxable year will be taxable, to the extent designated by us, to individual stockholders at the maximum rate of 15%. When we use the term “distribution” in this paragraph, we mean a distribution by us in respect of our common stock, regardless of whether all or any part of such distribution is made out of our current or accumulated earnings and profits. When we use the term “dividend” in this paragraph, we mean a distribution by us in respect of our common stock to the extent such distribution is made out of our current or accumulated earnings and profits. For purposes of determining whether distributions on the common stock are out of current or accumulated earnings and profits, our earnings and profits will be allocated first to our outstanding preferred stock, and then allocated to our outstanding common stock. Distributions in excess of current and accumulated earnings and profits generally will not be taxable to you to the extent that they do not exceed the adjusted tax basis of your common stock, but rather will reduce the adjusted basis of such stock. To the extent that such distributions exceed the adjusted basis of your common stock they will generally be included in income as long-term capital gain, or short-term capital gain if the stock has been held for one year or less. In addition, any dividend we declare in the fourth calendar quarter of any year payable to a stockholder of record on a specified date in such quarter shall be treated as both paid by us and received by the stockholder on December 31 of such year, provided that we actually pay the dividend during January of the following calendar year.

     We may elect to designate distributions of our net capital gain as “capital gain dividends.” Capital gain dividends are taxed to stockholders as gain from the sale or exchange of a capital asset held for more than one year, without regard to how long you have held your stock. Designations made by us only will be effective to the extent that they comply with Revenue Ruling 89-81, which requires that distributions made to different classes of stock be composed proportionately of dividends of a particular type. If we designate any portion of a dividend as a capital gain dividend, you will receive an Internal Revenue Service, or IRS, Form 1099-DIV indicating the amount that will be taxable to you as capital gain. Corporate stockholders, however, may be required to treat up to 20% of capital gain dividends as ordinary income.

     Instead of paying capital gain dividends, we may designate all or part of our net capital gain as “undistributed capital gain.” We will be subject to tax at regular corporate rates on any undistributed capital gain.

     You:

(1)	will include in your income as long-term capital gains your proportionate share of such undistributed capital gains; and

(2)	will be deemed to have paid your proportionate share of the tax paid by us on such undistributed capital gains and receive a credit or a refund to the extent that the tax paid by us exceeds your tax liability on the undistributed capital gain.

     You will increase the basis in your common stock by the difference between the amount of capital gain included in your income and the amount of tax you are deemed to have paid. Our earnings and profits will be adjusted appropriately.

     We will classify portions of any designated capital gain dividend or undistributed capital gain based on the source of such capital gain as either:

(1)	a 15% rate gain distribution, which would be taxable to non-corporate U.S. holders at a maximum rate of 15%; or

(2)	an “unrecaptured Section 1250 gain” distribution, which would be taxable to non-corporate U.S. holders at a maximum rate of 25%.

     We will notify you regarding the portions of distributions for each year that constitute ordinary income, return of capital and capital gain. You may not include in your individual income tax returns any of our net operating losses or capital losses. Our operating or capital losses would be carried over by us for potential offset against future income, subject to applicable limitations.

Sale of common stock

     On the sale of your common stock, you will recognize gain or loss in an amount equal to the difference between:

•	the amount of cash and fair market value of any property received on such sale; and

•	your adjusted basis in the common stock.

The gain or loss will be capital gain or loss if you hold the shares of common stock as capital assets, and will be long-term gain or loss if you have held such stock for more than one year. In general, you will be required to treat any loss upon a sale or exchange of common stock held for six months or less, after applying holding period rules, as a long-term capital loss to the extent that our distributions are required to be treated by you as long-term capital gain.

     The IRS has the authority to prescribe, but has not yet prescribed, regulations that would apply a capital gain tax rate of 25%, which is generally higher than the long-term capital gain tax rates for noncorporate stockholders, to a portion of capital gain realized by a noncorporate U.S. holder on the sale of REIT stock that would correspond to the REIT’s “unrecaptured Section 1250 gain.” You are urged to consult with your own tax advisors with respect to your capital gain tax liability.

Taxation of Tax-Exempt Stockholders

     Generally, a tax-exempt investor that is exempt from tax on its investment income, such as an individual retirement account, or IRA, or a Section 401(k) plan, that holds the common stock as an investment will not be subject to tax on dividends paid by us. However, if such tax-exempt investor is treated as having purchased its common stock with borrowed funds, some or all of its dividends from the common stock will be subject to tax. In addition, under some circumstances, pension plans, including Section 401(k) plans but not, for example, IRAs, that own more than 10% by value of our outstanding stock, including our common stock, could be subject to tax on a portion of their dividends on the common stock, even if their common stock is held for investment and is not treated as acquired with borrowed funds.

Taxation of Holders Who Are Non-U.S. Persons

     The discussion in this section applies to holders of shares of common stock who are not U.S. persons, such as nonresident alien individuals and foreign corporations.

Dividends and other distributions

     Distributions by us to you that are neither attributable to gain from sales or exchanges by us of “U.S. real property interests” nor designated by us as capital gains dividends will be treated as dividends of ordinary income to the extent that they are made out of our current or accumulated earnings and profits. These distributions ordinarily will be subject to withholding of U.S. federal income tax on a gross basis at a rate of 30%, or a lower rate as permitted under an applicable income tax treaty, unless the dividends are treated as effectively connected with the conduct by you of a U.S. trade or business. Under some treaties, however, lower withholding rates generally applicable to dividends do not apply to dividends from REITs. Applicable certification and disclosure requirements must be satisfied to be exempt from withholding under the effectively connected income exemption. Dividends that are effectively connected with a trade or business will be subject to tax on a net basis, that is, after allowance for deductions, at graduated rates, in the same manner as U.S. holders are taxed with respect to these dividends, and are generally not subject to withholding. Any dividends received by a corporate non-U.S. holder that is engaged in a U.S. trade or business also may be subject to an additional branch profits tax at a 30% rate, or lower applicable treaty rate.

     Distributions in excess of current and accumulated earnings and profits that exceed your basis in your common stock will generally be taxable to you as gain from the sale of such common stock, which is discussed below. Distributions in excess of our current or accumulated earnings and profits that do not exceed your adjusted basis in your common stock will generally reduce your adjusted basis in your common stock and will not be subject to U.S. federal income tax, but will be subject to U.S. withholding tax as described below.

     We expect to withhold U.S. income tax at the rate of 30% on any dividend distributions, including distributions that later may be determined to have been in excess of current and accumulated earnings and profits, made to a non-U.S. holder unless:

(1)	a lower treaty rate applies and you file an IRS Form W-8BEN evidencing eligibility for that reduced treaty rate; or

(2)	you file an IRS Form W-8ECI claiming that the distribution is income effectively connected with your trade or business.

     We may be required to withhold at least 10% of any distribution in excess of our current and accumulated earnings and profits, even if a lower treaty rate applies and you are not liable for tax on the receipt of that distribution. However, you may seek a refund of these amounts from the IRS if your U.S. tax liability with respect to the distribution is less than the amount withheld.

     Distributions to you that we designate at the time of the distribution as capital gain dividends, other than those arising from the disposition of a U.S. real property interest, generally should not be subject to U.S. federal income taxation unless:

(1)	the investment in the common stock is effectively connected with your U.S. trade or business, in which case you will be subject to the same treatment as U.S. holders with respect to any gain, except that a non-U.S. holder that is a foreign corporation also may be subject to the 30% branch profits tax, as discussed above; or

(2)	you are a nonresident alien individual who is present in the U.S. for 183 days or more during the taxable year and has a “tax home” in the U.S., in which case you will be subject to a 30% tax on your capital gains.

     Under the Foreign Investment in Real Property Tax Act, or FIRPTA, distributions to you that are attributable to gain from sales or exchanges by us of U.S. real property interests, whether or not designated as a capital gain dividend, will cause you to be treated as recognizing gain that is income effectively connected with a U.S. trade or business. You will be taxed on this gain at the same rates applicable to U.S. holders, subject to a special alternative minimum tax in the case of nonresident alien individuals. Also, this gain may be subject to a 30% branch profits tax in the hands of a non-U.S. holder that is a corporation.

     We will be required to withhold and remit to the IRS 35% of any distributions to you that are designated as capital gain dividends, or, if greater, 35% of a distribution that could have been designated as a capital gain dividend. Distributions can be designated as capital gains to the extent of our net capital gain for the taxable year of the distribution. The amount withheld is creditable against your U.S. federal income tax liability.

     Although the law is not clear on the matter, it appears that amounts designated by us as undistributed capital gains in respect of the common stock held by U.S. holders generally should be treated with respect to non-U.S. holders in the same manner as actual distributions by us of capital gain dividends. Under that approach, you would be able to offset as a credit against your U.S. federal income tax liability resulting therefrom an amount equal to your proportionate share of the tax paid by us on the undistributed capital gains, and to receive from the IRS a refund to the extent your proportionate share of this tax paid by us were to exceed your actual U.S. federal income tax liability.

Sale of common stock

     Any gain recognized by you upon the sale or exchange of your common stock generally would not be subject to U.S. taxation unless:

(1)	the investment in the common stock is effectively connected with your U.S. trade or business, in which case you will be subject to the same treatment as domestic stockholders with respect to any gain;

(2)	you are a nonresident alien individual who is present in the U.S. for 183 days or more during the taxable year and has a tax home in the U.S., in which case you will be subject to a 30% tax on your net capital gains for the taxable year; or

(3)	the common stock constitutes a U.S. real property interest within the meaning of FIRPTA, as described below.

     The common stock will not constitute a U.S. real property interest if we are a domestically controlled REIT. We will be a domestically controlled REIT if, at all times during a specified testing period, less than 50% in value of our stock is held directly or indirectly by stockholders who are not U.S. persons.

     We believe that, currently, we are a domestically controlled REIT and, therefore, that the sale of the common stock would not be subject to taxation under FIRPTA. We cannot guarantee that we are or will continue to be a domestically controlled REIT.

     Even if we do not qualify as a domestically controlled REIT at the time a non-U.S. holder sells its common stock, gain arising from the sale still would not be subject to FIRPTA tax if:

(1)	the class or series of stock sold is considered regularly traded under applicable Treasury regulations on an established securities market, such as the NYSE; and

(2)	the selling non-U.S. holder owned, actually or constructively, 5% or less in value of the outstanding class or series of stock being sold throughout the five-year period ending on the date of the sale or exchange.

     If gain on the sale or exchange of the common stock were subject to taxation under FIRPTA, you would be subject to regular U.S. income tax with respect to any gain in the same manner as a taxable U.S. holder, subject to any applicable alternative minimum tax and special alternative minimum tax in the case of nonresident alien individuals.

Information Reporting and Backup Withholding Tax Applicable to Stockholders

U.S. holders

     In general, information reporting requirements will apply to payments of distributions on common stock and payments of the proceeds of the sale of shares of common stock to some stockholders, unless an exception applies. Further, the payer will be required to withhold backup withholding tax at the current rate of 28% if:

(1)	the payee fails to furnish a taxpayer identification number, or TIN, to the payer or to establish an exemption from backup withholding;

(2)	the IRS notifies the payer that the TIN furnished by the payee is incorrect;

(3)	there has been a notified payee under-reporting with respect to interest, dividends or original issue discount described in Section 3406(c) of the Internal Revenue Code; or

(4)	there has been a failure of the payee to certify under the penalty of perjury that the payee is not subject to backup withholding under the Internal Revenue Code.

     Some stockholders, including corporations, will be exempt from backup withholding. Any amounts withheld under the backup withholding rules from a payment to a stockholder will be allowed as a credit against the stockholder’s U.S. federal income tax and may entitle the stockholder to a refund, provided that the required information is furnished to the IRS.

Non-U.S. holders

     Generally, information reporting will apply to payments of distributions on the common stock, and backup withholding, currently at a rate of 28% may apply, unless the payee certifies that it is not a U.S. person or otherwise establishes an exemption.

     The payment of the proceeds from the disposition of the common stock to or through the U.S. office of a U.S. or foreign broker will be subject to information reporting and, possibly, backup withholding unless you certify as to your non-U.S. status or otherwise establish an exemption, provided that the broker does not have actual knowledge that you are a U.S. person or that the conditions of any other exemption are not, in fact, satisfied. The proceeds of the disposition by you of common stock to or through a foreign office of a broker generally will not be subject to information reporting or backup withholding. However, if the broker is a U.S. person, a controlled foreign corporation for U.S. tax purposes or a foreign person 50% or more of whose gross income from all sources for specified periods is from activities that are effectively connected with a U.S. trade or business, information reporting generally will apply unless the broker has documentary evidence as to your foreign status and has no actual knowledge to the contrary.

Classification of Summit Properties Inc. as a REIT

     We believe that we have been organized and have operated in conformity with the requirements for qualification and taxation as a REIT under the Internal Revenue Code commencing with our taxable year ended December 31, 1994, and that our current form of organization and intended method of operation will enable us to continue to meet the requirements for qualification and taxation as a REIT under the Internal Revenue Code. We cannot assure you, however, that we have qualified or will continue to qualify as a REIT. Additional information regarding the risks associated with our failure to qualify as a REIT are set forth under the caption “Risk Factors” in the accompanying prospectus.

     If we have qualified and continue to qualify for taxation as a REIT, we generally will not be subject to federal corporate income taxes on that portion of our ordinary income or capital gain that we distribute currently to our stockholders. The REIT provisions of the Internal Revenue Code generally allow a REIT to deduct dividends paid to its stockholders. This deduction for dividends paid to stockholders substantially eliminates the federal “double taxation” of earnings that a regular corporation would be required to pay.

     Even if we qualify as a REIT, we will be subject to tax in some circumstances. For example, we will be subject to a 100% tax on our net income from “prohibited transactions,” which are generally sales or other dispositions of property held primarily for sale to customers in the ordinary course of business. We currently do not expect to owe a material amount of any federal tax. In addition, activities conducted through a taxable REIT subsidiary are subject to tax at regular corporate rates. A taxable REIT subsidiary generally permits a REIT to engage in activities that would produce income not satisfying the REIT gross income tests, described below, or be subject to the 100% tax described above. We currently do not expect to earn a significant amount of our income through taxable REIT subsidiaries. To ensure in part that business activities conducted by us through taxable REIT subsidiaries are subject to the appropriate amount of taxation, we will be subject to a 100% penalty tax on some payments we receive (or on certain expenses deducted by a taxable REIT subsidiary) if arrangements between us and our taxable REIT subsidiaries are not comparable to similar arrangements between unrelated parties. If we fail to satisfy either the 75% gross income test or the 95% gross income test discussed below, but nonetheless maintain our qualification as a REIT because other requirements are met, we will be subject to a tax equal to the gross income attributable to the greater of either (1) the amount by which 75% of our gross income exceeds the amount of our income qualifying under the 75% test for the taxable year, or (2) the amount by which 90% of our gross income exceeds the amount of our income qualifying for the 95% income test for the taxable year, multiplied by a fraction intended to reflect our profitability and further multiplied by the maximum corporate tax rate of 35%.

Requirements for Qualification as a REIT

     We elected to be taxable as a REIT for federal income tax purposes for our taxable year ended December 31, 1994.  In order to have so qualified, we must have met and continue to meet the requirements discussed below, relating to our organization, sources of income, nature of assets and distributions of income to stockholders.

Organizational requirements

     The Internal Revenue Code defines a REIT as a corporation, trust or association that meets the following conditions:

(1)	is managed by one or more trustees or directors;

(2)	the beneficial ownership of which is evidenced by transferable shares or by transferable certificates of beneficial interest;

(3)	would be taxable as a domestic corporation but for the REIT provisions under Sections 856-859 of the Internal Revenue Code;

(4)	is neither a financial institution nor an insurance company subject to applicable provisions of the Internal Revenue Code;

(5)	the beneficial ownership of which is held by 100 or more persons; and

(6)	during the last half of each taxable year, five or fewer individuals, as defined in the Internal Revenue Code to include specified entities, do not own, directly or indirectly, more than 50% in value of the outstanding stock, taking into account the applicable attribution rules.

     In addition, other tests, described below, regarding the nature of income and assets of the REIT also must be satisfied. The Internal Revenue Code provides that conditions (1) through (4), inclusive, must be met during the entire taxable year. Condition (5) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. Conditions (5) and (6) will not apply until after the first taxable year for which an election is made to be taxed as a REIT. For purposes of conditions (5) and (6), pension funds and particular other tax-exempt entities are treated as individuals, subject to an exception in the case of condition (6) that looks through the fund or entity to actual participants or beneficiary owners of the fund or the entity.

Protection from stock ownership concentration

     Our articles of incorporation currently include restrictions regarding transfers of common stock and preferred stock, which restrictions are intended, among other things, to assist us in continuing to satisfy conditions (5) and (6). There can be no assurance, however, that the restrictions in our articles of incorporation will, as a matter of law, preclude us from failing to satisfy these conditions or that a transfer in violation of these restrictions would not cause us to fail these conditions.

Summit Properties Inc.’s status as a partner in Summit Properties Partnership, L.P.

     In the case of a REIT that is a partner in a partnership, Treasury Regulations provide that the REIT is deemed to own its proportionate share, based on its interest in partnership capital, of the assets of the partnership and is deemed to be entitled to the income of the partnership attributable to such share. In addition, the character of the assets and gross income of the partnership shall retain the same character in the hands of the REIT for purposes of Section 856 of the Internal Revenue Code, including satisfying the gross income tests and asset tests. Thus, our proportionate share of the assets, liabilities and items of income of Summit Properties Partnership, L.P., including Summit Properties Partnership, L.P.’s share of the assets and liabilities and items of income with respect to any partnership in which it holds an interest, and any other entity taxable as a partnership for federal income tax purposes in which we hold an interest are treated as our assets, liabilities and items of income for purposes of applying the requirements described herein.

Income tests

     To qualify as a REIT, we must satisfy two gross income tests. First, at least 75% of our gross income, excluding gross income from prohibited transactions, for each taxable year must be derived directly or indirectly from investments relating to real property or mortgages on real property, including “rents from real property,” gains on the disposition of real estate, dividends paid by another REIT and interest on obligations secured by mortgages on real property or on interests in real property, or from some types of temporary investments. Second, at least 95% of our gross income, excluding gross income from prohibited transactions, for each taxable year must be derived from any combination of income qualifying under the 75% test and dividends, interest, some payments under hedging instruments and gain from the sale or disposition of stock or securities and some hedging instruments.

     Rents received by us will qualify as rents from real property in satisfying the gross income requirements for a REIT described above only if several conditions are met. First, the amount of rent must not be based in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term “rents from real property” solely by reason of being based on a fixed percentage or percentages of receipts or sales. Second, rents received from a “related party tenant” will not qualify as rents from real property in satisfying the gross income tests unless the tenant is a taxable REIT subsidiary and at least 90% of the property is leased to unrelated tenants and the rent paid by the taxable REIT subsidiary is substantially comparable to the rent paid by the unrelated tenants for comparable space. A tenant is a related party tenant if the REIT, or an actual or constructive owner of 10% or more of the REIT, actually or constructively owns 10% or more of the tenant. Third, if rent attributable to personal property, leased in connection with a lease of real property, is greater than 15% of the total rent received under the lease, then the portion of rent attributable to the personal property will not qualify as rents from real property.

     Generally, for rents to qualify as rents from real property for the purpose of satisfying the gross income tests, we may provide directly only an insignificant amount of services, unless those services are “usually or customarily rendered” in connection with the rental of real property and not otherwise considered “rendered to the occupant.” Accordingly, we may not provide “impermissible services” to tenants, except through an independent contractor from whom we derive no revenue and that meets other requirements or through a taxable REIT subsidiary, without giving rise to “impermissible tenant service income.” Impermissible tenant service income is deemed to be at least 150% of our direct cost of providing the service. If the impermissible tenant service income exceeds 1% of our total income from a property, then all of the income from that property will fail to qualify as rents from real property. If the total amount of impermissible tenant service income from a property does not exceed 1% of our total income from the property, the services will not “taint” the other income from the property (that is, it will not cause the rent paid by tenants of that property to fail to qualify as rents from real property), but the impermissible tenant service income will not qualify as rents from real property.

     We have not charged, and do not anticipate charging, rent that is based in whole or in part on the income or profits of any person. We have not derived, and do not anticipate deriving, rent attributable to personal property leased in connection with real property that exceeds 15% of the total rents.

     We have provided and will provide services with respect to the multifamily apartment communities. We believe that the services with respect to our communities that have been and will be provided by us are usually or customarily rendered in connection with the rental of space for occupancy only and are not otherwise rendered to particular tenants; or, if considered impermissible services, income from the provision of such services with respect to a given property has not and will not exceed 1% of all amounts received by us from such property. Therefore, we believe that the provision of such services has not and will not cause rents received with respect to our communities to fail to qualify as rents from real property. We believe that services with respect to our communities that may not be provided by us directly without jeopardizing the qualification of rent as rents from real property have been and will be performed by independent contractors or taxable REIT subsidiaries.

     Generally, the management company owned by Summit Properties Partnership, L.P. receives fees in consideration of the performance of property management services with respect to properties owned by third parties. Any such fee income is taxable to the management company. Summit Properties Partnership, L.P. may have received and may continue to receive fees in consideration of the performance of property management services with respect to properties not owned entirely by Summit Properties Partnership, L.P. A portion of such fees corresponding to that portion of a property owned by a third party will not qualify under the 75% or 95% gross income tests.

     Summit Properties Partnership, L.P. also has received and may continue to receive other types of income with respect to the properties it owns that will not qualify for the 75% or 95% gross income tests. In addition, interest payments on some of the notes of the management company held by Summit Properties Partnership, L.P. and dividends on Summit Properties Partnership, L.P.’s stock in the management company will not qualify under the 75% gross income test. We believe, however, that the aggregate amount of such fees and other nonqualifying income in any taxable year will not cause us to exceed the limits on nonqualifying income under the REIT gross income tests.

     If we fail to satisfy one or both of the 75% or 95% gross income tests for any taxable year, we may nevertheless qualify as a REIT for that year if we are entitled to relief under the Internal Revenue Code. These relief provisions generally will be available if our failure to meet the tests is due to reasonable cause and not due to willful neglect, we attached a schedule of the sources of our income to our U.S. federal income tax return and any incorrect information on the schedule is not due to fraud with intent to evade tax. It is not possible, however, to state whether in all circumstances we would be entitled to the benefit of these relief provisions. For example, if we fail to satisfy the gross income tests because nonqualifying income that we intentionally incur exceeds the limits on nonqualifying income, the IRS could conclude that the failure to satisfy the tests was not due to reasonable cause. If these relief provisions are inapplicable to a particular set of circumstances involving us, we will fail to qualify as a REIT.

Asset tests

     At the close of each quarter of our taxable year, we also must satisfy four tests relating to the nature and diversification of our assets:

•	at least 75% of the value of our total assets must be represented by real estate assets, cash, cash items and government securities;

•	no more than 25% of our total assets may be represented by securities other than those in the 75% asset class;

•	of our assets included in the 25% asset class, the value of any one issuer’s securities, other than securities of a taxable REIT subsidiary, may not exceed 5% of the value of our total assets, and we generally may not own more than 10% by vote or value of any one issuer’s outstanding securities, other than securities of a taxable REIT subsidiary; and

•	the value of the securities we own in any taxable REIT subsidiaries may not exceed 20% of the value of our total assets.

     The asset tests referred to above generally must be met for any quarter in which we acquire an asset or securities of an issuer. After initially meeting the asset tests at the close of any quarter, we will generally not lose our status as a REIT for failure to satisfy the asset tests at the end of a later quarter solely by reason of changes in asset values. If the failure to satisfy the asset tests results from an acquisition during a quarter, the failure generally can be cured by disposition of sufficient nonqualifying assets within 30 days after the close of that quarter. We intend to maintain and believe that we have maintained adequate records of the value of our assets to ensure compliance with the asset tests and to take such other actions within 30 days after the close of any quarter as may be required to cure any noncompliance.

Annual distribution requirements

     In order to be taxed as a REIT, we are required to distribute dividends, other than capital gain dividends, to our stockholders in an amount at least equal to:

•	the sum of (1) 90% of our REIT taxable income, which is computed without regard to the dividends-paid deduction and our capital gain, and (2) 90% of the net income, if any, from foreclosure property in excess of the special tax on income from foreclosure property, minus

•	the sum of particular items of noncash income.

     Such distribution must be paid in the taxable year to which it relates, or in the following taxable year if declared before we timely file our federal income tax return for such year and if paid on or before the first regular dividend payment after such declaration.

     We believe that we have made and intend to continue to make timely distributions sufficient to satisfy the annual distribution requirements. In this regard, Summit Properties Partnership, L.P.’s partnership agreement authorizes Summit Properties Inc., as general partner, to take such steps as may be necessary to cause Summit Properties Partnership, L.P. to distribute to its partners an amount sufficient to permit us to meet these distribution requirements.

Failure to Qualify

     If we fail to qualify for taxation as a REIT in any taxable year and the relief provisions do not apply, we will be subject to tax on our taxable income at regular corporate rates, including any applicable alternative minimum tax. Distributions to stockholders in any year in which we fail to qualify will not be deductible by us nor will they be required to be made. In such event, to the extent of current or accumulated earnings and profits, all distributions to stockholders will be dividend income, which may be subject to tax at preferential rates, and subject to limitations of the Internal Revenue Code, corporate distributees may be eligible for the dividends-received deduction. Unless we are entitled to relief under specific statutory provisions, we also will be disqualified from taxation as a REIT for the four taxable years following the year during which qualification was lost. It is not possible to state whether in all circumstances we would be entitled to such statutory relief. For example, if we fail to satisfy the gross income tests because nonqualifying income that we intentionally incur exceeds the limit on such income, the IRS could conclude that our failure to satisfy the tests was not due to reasonable cause.

Other Tax Consequences

     We and our stockholders may be subject to foreign, state or local taxation in various foreign, state or local jurisdictions, including those in which we or they own property, transact business or reside. The foreign, state and local tax treatment of us and our stockholders may not conform to the federal income tax consequences discussed above. Consequently, you should consult your own tax advisors regarding the effect of foreign, state and local tax laws on an investment in our common stock.

PLAN OF DISTRIBUTION

     Subject to the terms and conditions of a purchase agreement dated September 18, 2003, certain investment advisory clients of Cohen & Steers Capital Management, Inc. have agreed to purchase, and we have agreed to sell, the number of shares of our common stock set forth on the cover of this prospectus supplement. We will pay expenses of the offering estimated to be approximately $83,000, which includes one-half of the brokerage commissions related to delivery of the shares.

LEGAL MATTERS

     The validity of our shares of common stock being offered hereby will be passed upon for us by Goodwin Procter LLP, Boston, Massachusetts.

PROSPECTUS

$250,000,000

Summit Properties Inc.

Preferred Stock

Common Stock

$250,000,000

Summit Properties Partnership, L.P.

Debt Securities

         This prospectus provides you with a general description of equity securities that Summit Properties Inc. may offer and debt securities that Summit Properties Partnership, L.P. may offer. Each time we sell securities we will provide a prospectus supplement that will contain specific information about the terms of that sale and may add to or update the information in this prospectus.

      Our common stock is listed on the New York Stock Exchange under the symbol “SMT.”

      Beginning on page 2, we have listed several “Risk Factors” that you should consider.

      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is August 6, 1999.

      Unless the context otherwise requires, all references to “we,” us” or “our company” in this prospectus refer collectively to Summit Properties Inc., a Maryland corporation, and its subsidiaries, including Summit Properties Partnership, L.P., a Delaware limited partnership, and their respective predecessor entities for the applicable periods, considered as a single enterprise.

RISK FACTORS

      Before you invest in our securities, you should be aware that there are various risks, including those described below. You should consider carefully these risk factors together with all of the information included or incorporated by reference in this prospectus or any prospectus supplement before you decide to purchase our securities. This section includes or refers to certain forward-looking statements; you should refer to the explanation of the qualifications and limitations on such forward-looking statements discussed in the accompanying prospectus supplement.

Development and construction risks could affect our profitability.

      We intend to continue to develop and construct apartment communities. Our development and construction activities may be exposed to the following risks:

●	We may be unable to obtain, or suffer delays in obtaining, necessary zoning, land-use, building, occupancy, and other required governmental permits and authorizations. This could result in increased costs and could require us to abandon our activities entirely with respect to the project for which we are unable to obtain permits or authorizations.

●	We may abandon development opportunities that we have already begun to explore. If we abandon a development opportunity, we may fail to recover expenses already incurred in exploring that development opportunity.

●	We may incur construction costs for a community which exceed our original estimates due to increased costs for materials or labor or other costs that were unexpected. Increased or unexpected costs could make completion of a community uneconomical because we may not be able to increase rents to compensate for those construction costs.

●	Because occupancy rates and rents at a newly completed development may fluctuate, we may not be able to meet our profit estimates for that community. Fluctuations in occupancy rates or rents could be caused by a number of factors, including market and economic conditions.

●	We may not be able to obtain financing with favorable terms for the development of a community, which may make us unable to proceed with its development.

●	We may be unable to complete construction and lease-up of a community on schedule, resulting in increased debt service expense and construction or reconstruction costs.

      Construction costs have been increasing in our markets, and the cost to update acquired communities has, in some cases, exceeded our original estimates. We may experience similar cost increases in the future. If we are not able to charge rents that will be sufficient to offset the effects of any increases in construction costs, our profitability could be less than anticipated.

Acquisitions may not yield anticipated results.

      We intend to continue to acquire apartment communities on a select basis. Our acquisition activities and their success may be exposed to the following risks:

●	Before acquiring a community, we estimate the return on our investment based on expected occupancy and rental rates. If the community is unable to achieve the expected occupancy and rental rates, it may fail to perform as we expected in analyzing our investment.

●	When we acquire an apartment community, we often reposition or redevelop that community with the goal of increasing profitability. Our estimate of the costs of repositioning or redeveloping an acquired community may prove inaccurate. If costs are greater than expected, it may not be possible to meet our profitability goals.

We could change our policy of limiting our debt level.

      Our current policy is not to incur debt that would make our ratio of debt-to-total-market-capitalization greater than 55%. However, our Amended and Restated Articles of Incorporation, as amended, and Bylaws do not contain any such limitations. Our ratio of debt-to-total-market-capitalization as of June 30, 1999 was approximately 46.7%. Throughout this prospectus we refer to our Amended and Restated Articles of Incorporation, as amended, as our “articles of incorporation” and to our Bylaws as our “bylaws.” Because we do not have any debt incurrence restrictions in our articles of incorporation or bylaws, we could increase the amount of outstanding debt at any time. In the event that the price of our common stock increases, we could incur additional debt without increasing the ratio of debt-to-total-market-capitalization and without a concurrent increase in our ability to service that additional debt.

Incurrence of additional debt and related issuance of equity may dilute existing stockholders’ interests.

      The future issuance of additional equity may dilute the interests of existing stockholders. For example, if we finance future developments and acquisitions with new equity securities instead of additional debt, the interests of our existing stockholders could be diluted. Our ability to execute our business strategy depends on our access to appropriate amounts of debt financing, including unsecured lines of credit and other forms of secured and unsecured debt, and equity financing, including common and preferred stock. Debt or equity financing may not be available to us on favorable terms or at all.

Insufficient cash flow could affect our debt financing and create refinancing risk.

      We are subject to the risks normally associated with debt financing, including the risk that our cash flow will be insufficient to meet required payments of principal and interest. Typically we repay only a small portion of the principal of our debt before it is due at maturity. Although we may be able to repay a portion of our debt by using our cash flows, we do not expect to have sufficient cash flows available to make all required principal payments and still satisfy our distribution requirements to maintain our status as a real estate investment trust. Therefore, we are likely to need to refinance at least a portion of our outstanding debt as it matures. There is a risk that we may not be able to refinance existing debt or that the terms of any refinancing will not be as favorable as the terms of the existing debt.

Rising interest rates would increase interest costs and could affect the market price of our securities.

      We currently have, and may in the future incur, variable interest rate debt under credit facilities as we acquire, construct and reconstruct apartment communities, as well as for other purposes. If interest rates increase, our interest costs will also rise, unless we have made arrangements that hedge the risk of rising interest rates. In addition, an increase in market interest rates may lead purchasers of our securities to demand a higher annual yield, which could adversely affect the market price of our outstanding securities.

Interest rate hedging contracts may involve material changes and may not provide adequate protection.

      From time to time when we anticipate offerings of debt securities, we may seek to decrease our exposure to fluctuations in interest rates during the period before the pricing of the securities by entering into interest rate hedging contracts. We may do so to increase the predictability of our financing costs. Also, from time to time, we may rely on interest rate hedging contracts to offset our exposure to moving interest rates on variable rate debt. The settlement of interest rate hedging contracts may involve charges to earnings that may be material in amount. These charges are typically related to the extent and timing of fluctuations in interest rates. Despite our efforts to minimize our exposure to interest rate fluctuations, we cannot guarantee that we will maintain coverage for all of our outstanding indebtedness at any particular time. If we do not effectively protect ourselves from this risk, we may be subject to increased interest costs resulting from interest rate fluctuations.

Bond financing compliance requirements could limit our income, restrict the use of communities and cause favorable financing to become unavailable.

      We have financed some of our apartment communities with obligations issued by local government agencies or organizations. Because holders of this debt financing are generally exempt from federal income taxes on the interest that we pay on this financing, the interest rate is typically lower than it would be for other debt financing. These obligations are commonly referred to as “tax-exempt bonds.” The compliance requirements for our current tax-exempt bonds, and the requirements of any future tax-exempt bond financings, may limit our income from communities that are subject to this financing. Under the terms of our current tax-exempt bonds, we must comply with restrictions on the use of the communities that we financed with these bonds, including a requirement that we make some of the apartments available to low and middle income households.

      In addition, some of our tax-exempt bond financing documents require us to obtain a guarantee of payment from a financial institution. The guarantee may take the form of a letter of credit, surety bond, guarantee agreement or other additional collateral. If the financial institution defaults in its guarantee obligations, or if we are unable to repay the indebtedness, renew the applicable guarantee or otherwise post satisfactory collateral, a default will occur under the applicable tax-exempt bonds and the community could be foreclosed upon.

Failure to generate sufficient revenue could limit cash flow available for distributions to stockholders.

      If our communities do not generate revenues sufficient to meet our operating expenses, including debt service and capital expenditures, our cash flow will decrease. This could have an adverse effect on our ability to pay distributions to our stockholders. Insufficient revenues from a community could result in a loss of that community or other communities. Significant expenditures associated with our communities, such as debt service payments, real estate taxes, insurance and maintenance costs, are generally not reduced when circumstances cause a reduction in revenues from a community. If we mortgage a community to secure payment of debt and are unable to meet the mortgage payments, we could sustain a loss as a result of foreclosure on the community or the exercise of other remedies by the mortgagee.

Unfavorable changes in market and economic conditions could hurt occupancy or rental rates.

      The market and economic conditions in metropolitan areas of the southeast, southwest, mid-atlantic and mid-west regions of the United States may significantly affect apartment home occupancy or rental rates. Occupancy and rental rates in those markets, in turn, may significantly affect our profitability and our ability to satisfy our financial obligations. The risks that may affect conditions in those markets include the following:

●	plant closings, industry slowdowns and other factors that adversely affect the local economy and the demand for apartment communities;

●	an oversupply of apartment homes;

●	a decline in household formation that adversely affects occupancy or rental rates;

●	the inability or unwillingness of residents to pay rent increases; and

●	rent control or rent stabilization laws, or other laws regulating housing, on any of our communities, which could prevent us from raising rents to offset increases in operating costs.

      Any of these risks could adversely affect:

●	our ability to achieve our desired yields on our communities;

●	our ability to pay interest or principal on our debt; and

●	our ability to make expected distributions to our stockholders.

Difficulty of selling apartment communities could limit flexibility.

      Real estate in the metropolitan areas of the southeast, southwest, mid-atlantic and mid-west regions of the United States can be hard to sell, especially if market conditions are poor. This may limit our ability to sell apartment communities in our portfolio promptly in response to changes in economic or other conditions. In addition, federal tax laws limit our ability to sell communities that we have owned for fewer than four years, and this may affect our ability to sell communities without adversely affecting returns to our stockholders.

Attractive investment opportunities may not be available which could adversely affect our profitability.

      We expect that other real estate investors will compete with us to acquire existing properties and to develop new properties. These competitors include insurance companies, pension and investment funds, partnerships, investment companies and other apartment real estate investment trusts. This competition could increase prices for properties of the type we would likely pursue and our competitors may have greater resources than we do. As a result, we may not be able or have the opportunity to make suitable investments on favorable terms in the future, which could adversely affect our profitability.

Failure to succeed in new markets may limit growth.

      We may make selected acquisitions outside of our current market areas from time to time, if appropriate opportunities arise. Our historical experience is in the southeast, southwest, mid-atlantic and mid-west regions of the United States and we may not be able to operate successfully in other market areas new to us. We may be exposed to a variety of risks if we choose to enter into new markets. These risks include, among others:

●	a lack of market knowledge and understanding of the local economies;

●	an inability to obtain land for development or to identify acquisition opportunities;

●	an inability to obtain construction tradespeople; and

●	an unfamiliarity with local governmental and permitting procedures.

Increased competition could limit our ability to lease apartment homes or increase or maintain rents.

      Our apartment communities compete with other housing alternatives to attract residents, including other rental apartments, condominiums and single-family homes that are available for rent, as well as new and existing single-family homes for sale. Competitive residential housing in a particular area could adversely affect our ability to lease apartment homes and to increase or maintain rents.

Our share ownership limit may prevent takeovers beneficial to stockholders.

      For us to maintain our qualification as a real estate investment trust for federal income tax purposes, not more than 50% in value of our outstanding capital stock may be owned, directly or indirectly, by five or fewer individuals. As defined for federal income tax purposes, the term “individuals” includes a number of specified entities. See “Federal Income Tax Considerations and Consequences of Your Investment” beginning on page 39. Our articles of incorporation include restrictions regarding transfers of our capital stock and ownership limits that are intended to assist us in satisfying the real estate investment trust ownership limit. The ownership limit in our articles of incorporation may have the effect of delaying, deferring or preventing someone from taking control of us, even though a change of control could involve a premium price for our stockholders or otherwise could be in our stockholders’ best interests. See “Limits on Ownership of Capital Stock” beginning on page 34.

Failure to qualify as a real estate investment trust would cause us to be taxed as a corporation, which would significantly lower cash available for distribution to stockholders.

      If we fail to qualify as a real estate investment trust for federal income tax purposes, we will be taxed as a corporation. We believe that we are organized and qualified as a real estate investment trust, and intend to operate in a manner that will allow us to continue to qualify as a real estate investment trust. However, we cannot assure you that we are qualified as a real estate investment trust, or that we will remain qualified in the future. Qualification as a real estate investment trust involves the application of highly technical and complex provisions of the Internal Revenue Code for which there are only limited judicial and administrative interpretations. It also involves the determination of a variety of factual matters and circumstances not entirely within our control. In addition, future legislation, new regulations, administrative interpretations or court decisions may significantly change the requirements for qualification as a real estate investment trust or the income tax consequences of such qualification.

      If, in any taxable year, we fail to qualify as a real estate investment trust, we will be subject to federal income tax on our taxable income at regular corporate rates, plus any applicable alternative minimum tax. In addition, unless we are entitled to relief under applicable law, we would be disqualified from treatment as a real estate investment trust for the four taxable years following the year in which we lose our qualification. The additional tax liability resulting from the failure to qualify as a real estate investment trust would significantly reduce or eliminate the amount of cash available for distribution to our stockholders. Furthermore, we would no longer be required to make distributions to our stockholders. See “Federal Income Tax Considerations and Consequences of Your Investment” beginning on page 39.

Year 2000 issues may disrupt our operations.

      “Year 2000” issues refer to the problems that may result from the improper processing by computer systems of dates after 1999. These problems could result in systems failures or miscalculations causing disruptions of operations. Our efforts to address our Year 2000 issues are focused on three areas:

●	reviewing and taking any necessary steps to attempt to correct our computer information systems;

●	evaluating and making any necessary modifications to other computer systems that do not relate to information technology but include embedded technology, such as telecommunication, security, elevator, fire and safety, and heating, ventilation and air conditioning systems; and

●	communicating with our important service providers to determine whether there will be any interruption to their systems which could affect us.

      We believe that our own systems will be Year 2000 compliant by December 31, 1999. Although we are still in the process of evaluating potential disruptions or complications that might result from Year 2000-related problems, we have not identified any specific business functions that are likely to suffer material disruptions. Due to the unique and pervasive nature of Year 2000 issues, however, we are not able to anticipate every Year 2000 event that might affect us, particularly those outside of our company. While our efforts to address Year 2000 issues will involve additional costs, we believe that these costs will not have a material impact on our financial results. If we do not complete our efforts on time or if the costs of updating or replacing our systems exceed our estimates, Year 2000 issues could have a material adverse effect on our business, financial condition and results of operations.

The ability of our stockholders to control our policies and affect a change of control of our company is limited, which may not be in our stockholders’ best interests.

     Articles of incorporation and bylaw provisions

      There are provisions in our articles of incorporation and bylaws which may discourage a third party from making a proposal to acquire us, even if some of our stockholders might consider the proposal to be in their best interests. These provisions include the following:

●	Our articles of incorporation provide for three classes of directors with the term of office of one class expiring each year, commonly referred to as a “staggered board.” By preventing stockholders from voting on the election of more than one class of directors at any annual meeting of stockholders, this provision may have the effect of keeping the current members of our board of directors in control for a longer period of time than stockholders may desire.

●	Our articles of incorporation authorize our board of directors to issue up to 25 million shares of preferred stock without stockholder approval and to establish the preferences and rights of any preferred stock issued, which would allow the board to issue one or more classes or series of preferred stock that could discourage or delay a tender offer or change in control.

●	To maintain our qualification as a real estate investment trust for federal income tax purposes, not more than 50% in value of our outstanding capital stock may be owned, directly or indirectly, by five or fewer individuals at any time during the last half of any year. Our articles of incorporation generally prohibit ownership, directly or by virtue of the attribution provisions of the Internal Revenue Code, by any single stockholder of more than 9.8% of the issued and outstanding shares of our stock. In general, pension plans and mutual funds may actually and beneficially own up to 15% of the outstanding shares of our stock. Our board of directors may waive or modify the ownership limit for one or more persons if it is satisfied that ownership in excess of this limit will not jeopardize our status as a real estate investment trust for federal income tax purposes. These ownership limits may prevent or delay a change in control and, as a result, could adversely affect our stockholders’ ability to realize a premium for their shares of common stock.

     Summit Properties Partnership, L.P.’s partnership agreement

      Summit Properties Partnership, L.P. may not sell or transfer all or substantially all of its assets:

●	or enter into any other similar transaction which would result in the recognition of significant taxable gain by the holders of the common units, without the approval of holders of 85% of all outstanding common units; or

●	without the approval of holders of two-thirds of all outstanding preferred units if the transaction would materially and adversely affect the rights and privileges of these unitholders.

As of July 20, 1999, Summit held approximately 86.2% of the outstanding common units and none of the outstanding preferred units. These consent requirements could limit the possibility of an acquisition or change in control of Summit Properties Partnership, L.P.

     Shareholder rights plan

      On December 14, 1998, we adopted a shareholder rights plan. Under the terms of the shareholder rights plan, our board of directors can in effect prevent a person or group from acquiring more than 15% of the outstanding shares of our common stock. Unless our board approves of such person’s purchase, after that person acquires more than 15% of our outstanding common stock, all other stockholders will have the right to purchase securities from us at a price that is less than their then fair market value. These purchases by the other stockholders would substantially reduce the value and influence of the shares of our common stock owned by the acquiring person. Our board of directors, however, can prevent the shareholder rights plan from operating in this manner. This gives our board significant discretion to approve or disapprove of a person’s efforts to acquire a large interest in us.

     Maryland law

      As a Maryland corporation, we are subject to the provisions of the Maryland General Corporation Law. Maryland law imposes restrictions on some business combinations and requires compliance with statutory procedures before some mergers and acquisitions can occur. Maryland law may delay or prevent offers to acquire us or increase the difficulty of completing an acquisition of us, even if the acquisition is in our stockholders’ best interests. See “Important Provisions of Maryland Law” beginning on page 37.

Potential liability for environmental contamination could result in substantial costs.

      We are in the business of acquiring, owning, operating and developing apartment communities. From time to time we will sell some of our properties to third parties. Federal, state and local environmental laws may require us, often regardless of our knowledge or responsibility but solely because of our current or previous ownership or operation of real estate, to investigate and remediate the effects of hazardous or toxic substances or petroleum product releases at our properties. We also may be held liable to a governmental entity or to third parties for property damage and for investigation and clean-up costs incurred by us in connection with any contamination. These costs could be substantial. The presence of these substances or the failure to properly remediate the contamination may materially and adversely affect our ability to borrow against, sell or rent the affected property. In addition, environmental laws create liens on contaminated sites in favor of the government for damages and costs it incurs.

ABOUT THIS PROSPECTUS AND WHERE YOU CAN FIND MORE INFORMATION

      We have filed with the Securities and Exchange Commission a Registration Statement on Form S-3 under the Securities Act of 1933, as amended, with respect to the securities offered under this prospectus. Throughout this prospectus we will refer to the common stock, the preferred stock and the debt securities offered hereunder as the “securities.” This prospectus is part of the registration statement. This prospectus does not contain all the information contained in the registration statement because we have omitted parts of the registration statement in accordance with the rules and regulations of the Securities and Exchange Commission. For further information, we refer you to the registration statement, which you may read and copy at the public reference facilities maintained by the Securities and Exchange Commission at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at the Securities and Exchange Commission’s Regional Offices at 7 World Trade Center, 13th Floor, New York, New York 10048, and Citicorp Center, 500 W. Madison Street, Suite 1400, Chicago, Illinois 60661-2511. You may also obtain copies at the prescribed rates from the Public Reference Section of the Securities and Exchange Commission at its principal office in Washington, D.C. You may call the Securities and Exchange Commission at 1-800-SEC-0330 for further information about the public reference rooms. The Securities and Exchange Commission maintains a web site that contains reports, proxy and information statements and other information regarding registrants, including Summit Properties Inc. and Summit Properties Partnership, L.P., that file electronically with the Securities and Exchange Commission. You may access the Securities and Exchange Commission’s web site at http://www.sec.gov.

      We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and we are required to file reports and proxy statements and other information with the Securities and Exchange Commission. Such reports, proxy statements and other information can be inspected and copied at the locations described above. Copies of such materials can be obtained by mail from the Public Reference Section of the Securities and Exchange Commission at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at prescribed rates. Our common stock is listed on the New York Stock Exchange under the symbol “SMT.” You may also read our reports, proxy and other information statements and other information which we file at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

      The Securities and Exchange Commission allows us to incorporate by reference the information that we file with them. Incorporation by reference means that we can disclose important information to you by referring you to other documents that are legally considered to be part of this prospectus, and later information that we file with the Securities and Exchange Commission will automatically update and supersede the information in this prospectus and the documents listed below. We incorporate by reference the specific documents listed below for Summit Properties Inc. and Summit Properties Partnership, L.P. and any future filings made with the Securities and Exchange Commission under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act until we sell all of the securities.

Summit Properties Inc. SEC Filings
(File No. 001-12792)	Period

Annual Report on Form 10-K	Year ended December 31, 1998

Quarterly Report on Form 10-Q	Quarter ended March 31, 1999

Summit Properties Partnership, L.P. SEC Filings
(File No. 000-22411)	Period

Annual Report on Form 10-K	Year ended December 31, 1998

Quarterly Report on Form 10-Q	Quarter ended March 31, 1999

      In addition, we are incorporating by reference the descriptions of our common stock and the related preferred stock purchase rights under our shareholder rights plan and the common units of limited partnership interest of Summit Properties Partnership, L.P. from registration statements we have previously filed under Section 12 of the Securities Exchange Act, including any amendments or reports filed for the purpose of updating these descriptions.

      You may request a copy of these filings, and any exhibits we have specifically incorporated by reference as an exhibit in this prospectus, at no cost by writing or telephoning us at the following address: Michael G. Malone, Esq., Summit Properties Inc., 212 South Tryon Street, Suite 500, Charlotte, North Carolina 28281. Telephone requests may be directed to Mr. Malone at (704) 334-3000.

SUMMIT PROPERTIES INC. AND SUMMIT PROPERTIES PARTNERSHIP, L.P.

●	Summit Properties Inc. is one of the largest developers and operators of luxury garden apartment communities in the southeastern, southwestern and mid-atlantic United States. We are a fully integrated organization, which means that we combine multifamily development, construction, acquisition and management expertise. As of July 20, 1999, we owned, or held an ownership interest in, and managed 72 apartment communities with 18,842 apartment homes.

●	Summit Properties Inc. is the sole general partner of and conducts all of its principal operations through Summit Properties Partnership, L.P., a Delaware limited partnership. As of July 20, 1999, Summit Properties Inc. held approximately 86.2% of the outstanding common units in Summit Properties Partnership, L.P. We conduct our third party management and construction and other businesses through our indirect subsidiaries, Summit Management Company and Summit Apartment Builders, Inc.

●	Summit Properties Inc. is a Maryland corporation and a self-managed real estate investment trust. Our common stock is listed on the New York Stock Exchange under the symbol “SMT.”

●	Our offices are located at 212 South Tryon Street, Suite 500, Charlotte, North Carolina 28281 and our telephone number is (704) 334-3000.

USE OF PROCEEDS

      We are required by the terms of the partnership agreement of Summit Properties Partnership, L.P. to invest the net proceeds of any sale of common stock or preferred stock of Summit Properties Inc. in Summit Properties Partnership, L.P. in exchange for additional common or preferred units in Summit Properties Partnership, L.P., as the case may be. We intend to use the net proceeds from the sale of securities for one or more of the following:

●	repayment of indebtedness;

●	acquisition or development of new properties;

●	maintenance of currently owned properties; and

●	general corporate purposes.

      The prospectus supplement will include the allocation of the net proceeds from the sale of securities among the various uses listed above.

RATIOS OF EARNINGS TO FIXED CHARGES

      The following table sets forth the consolidated ratios of earnings to fixed charges of Summit Properties Inc. and the predecessor to Summit Properties Inc. for the periods shown. The ratios of earnings to fixed charges were computed by dividing earnings by fixed charges. For this purpose, earnings consist of net income before minority interest and extraordinary items, plus interest expense and amortization of deferred financing costs. Fixed charges consist of interest expense, capitalized interest, rental fixed charges and amortization of deferred financing costs.

	Year Ended December 31,

	1998	1997	1996	1995	1994

Ratios	2.51x	1.93x	1.78x	1.65x	1.52x

      To date, we have not issued any preferred stock. Therefore, the ratios of earnings to combined fixed charges and preferred dividends are the same as the ratios of earnings to fixed charges presented above.

      We will provide you with information in the applicable prospectus supplement as to the ratio of earnings to fixed charges and the ratio of earnings to combined fixed charges and preferred dividends of Summit Properties Inc. as of its most recent fiscal quarter.

DESCRIPTION OF DEBT SECURITIES

      The following is a description of the material terms of the debt securities. Because Summit Properties Inc. conducts its business principally through Summit Properties Partnership, L.P., Summit Properties Partnership, L.P., and not Summit Properties Inc., will issue the debt securities. Therefore, references to “we” and “us” in this section refer to Summit Properties Partnership, L.P. and not Summit Properties Inc. The debt securities may be either senior debt securities or subordinated debt securities. We will provide specific terms of a series of debt securities and the extent to which these provisions apply to that series in a supplement to this prospectus. Accordingly, for a description of the terms of any series of debt securities, reference must be made to both this prospectus and any accompanying prospectus supplement.

      The senior debt securities will be issued under an indenture, dated as of a date prior to such issuance, between us and First Union National Bank, as trustee. We will refer to any such indenture throughout this prospectus as the “senior indenture.” The subordinated debt securities will be issued under a separate indenture, dated as of a date prior to such issuance, between us and the trustee. We will refer to any such indenture throughout this prospectus as the “subordinated indenture” and to a trustee under any senior or subordinated indenture as the “trustee.” The trustee is one of the lenders to our unsecured line of credit, and may, from time to time, enter into other commercial relationships with us. The senior indenture and the subordinated indenture are sometimes collectively referred to in this prospectus as the “indentures.” The indentures will be subject to and governed by the Trust Indenture Act of 1939, as amended. Copies of the indentures are filed as exhibits to our registration statement and are incorporated into this prospectus by reference. The following summarizes the material provisions of the indentures but may not contain all of the information that is important to you. Except as otherwise indicated, the terms of the indentures are identical. As used under this caption, the term “debt securities” includes the debt securities being offered by this prospectus and all other debt securities issued by us under the indentures. Capitalized terms used herein and not defined shall have the meanings assigned to them in the applicable indenture.

General

      The indentures:

●	do not limit the amount of debt securities that we may issue;

●	allow us to issue debt securities in one or more series;

●	do not require us to issue all of the debt securities of a series at the same time;

●	allow us to reopen series to issue additional debt securities without the consent of the debt security holders of such series; and

●	provide that the debt securities will be unsecured.

      Unless we give you different information in the prospectus supplement, the senior debt securities will be our unsubordinated obligations and will rank equally with all of our other unsecured and unsubordinated indebtedness. Payments on the subordinated debt securities will be subordinated to the prior payment in full of all of our senior indebtedness, as described under “— Subordination” and in the applicable prospectus supplement.

      Each indenture provides that we may, but need not, designate more than one trustee thereunder. Any trustee under an indenture may resign or be removed and a successor trustee may be appointed to act with respect to the series of debt securities administered by the resigning or removed trustee. If two or more persons are acting as trustee with respect to different series of debt securities, each such trustee shall be a trustee of a trust under the applicable indenture separate and apart from the trust administered by any other trustee. Except as otherwise indicated herein, any action described herein to be taken by each trustee may be taken by each such trustee with respect to, and only with respect to, the one or more series of debt securities for which it is trustee under the applicable indenture.

      The prospectus supplement for each offering will provide the following terms, where applicable:

●	the title of the debt securities and whether they are senior or subordinated;

●	the aggregate principal amount of the debt securities being offered, the aggregate principal amount of the debt securities outstanding as of the most recent practicable date and any limit on their aggregate principal amount, including the aggregate principal amount of debt securities authorized;

●	the price at which the debt securities will be issued expressed as a percentage of the principal;

●	the portion of the principal payable upon declaration of acceleration of the maturity, if other than the principal amount;

●	the date or dates, or the method for determining the date or dates, on which the principal of the debt securities will be payable;

●	the fixed or variable interest rate or rates of the debt securities, or the method by which the rate or rates is determined;

●	the date or dates, or the method for determining the date or dates, from which interest will accrue;

●	the dates on which interest will be payable;

●	the record dates for interest payment dates, or the method by which we will determine those dates;

●	the persons to whom interest will be payable;

●	the basis upon which interest will be calculated if other than that of a 360-day year of twelve 30-day months;

●	the place or places where the principal of, and any premium and interest on, the debt securities will be payable;

●	where the debt securities may be surrendered for registration of transfer or exchange;

●	where notices or demands to or upon us in respect of the debt securities and the applicable indenture may be served;

●	the times, prices and other terms and conditions upon which we may redeem the debt securities;

●	any obligation we have to redeem, repay or purchase the debt securities pursuant to any sinking fund or analogous provision or at the option of holders of the debt securities, and the times and prices at which we must redeem, repay or purchase the debt securities pursuant to such an obligation;

●	the currency or currencies in which the debt securities are denominated and payable if other than United States dollars, which may be a foreign currency or units of two or more foreign currencies or a composite currency or currencies and the terms and conditions relating thereto;

●	whether the principal of, and any premium or interest on, the debt securities of the series are to be payable, at our election or at the election of a holder, in a currency or currencies other than that in which the debt securities are denominated or stated to be payable and other related terms and conditions;

●	whether the amount of payments of principal of, and any premium or interest on, the debt securities may be determined according to an index, formula or other method and how such amounts will be determined;

●	information with respect to the procedures for computerized recording if there is no physical delivery of the debt securities and instead the debt securities and any transactions thereon are evidenced by a computerized entry in the records of a depository company;

●	whether the debt securities will be in registered or bearer form and (1) if in registered form, the denominations, if other than $1,000 or any integral multiple, or (2) if in bearer form, the denominations and any other terms and conditions;

●	any restrictions applicable to the offer, sale or delivery of securities in bearer form and the terms upon which securities in bearer form of the series may be exchanged for securities in registered form of the series and vice versa if permitted by applicable laws and regulations;

●	whether any debt securities of the series are to be issuable initially in temporary global form and whether any debt securities of the series are to be issuable in permanent global form with or without coupons and, if so, whether beneficial owners of interests in any such permanent global security may exchange their interests for other debt securities of the series;

●	the identity of the depository for securities in registered form, if such series are to be issuable as a global security;

●	the applicability, if any, of the defeasance and covenant defeasance provisions described here or in the applicable indenture;

●	whether and under what circumstances we will pay any additional amounts on the debt securities in respect of any tax, assessment or governmental charge and, if so, whether we will have the option to redeem the debt securities in lieu of making such a payment;

●	the circumstances, if any, in the applicable prospectus supplement, under which beneficial owners of interests in the global security may obtain definitive debt securities and the manner in which payments on a permanent global debt security will be made if any debt securities are issuable in temporary or permanent global form; and

●	with respect to any debt securities that provide for optional redemption or prepayment upon the occurrence of events such as a change of control of Summit Properties Partnership, L.P., among others:

●	the possible effects of such provisions on the market price of the securities or in deterring particular mergers, tender offers or other takeover attempts, and the intention of Summit Properties Partnership, L.P. to comply with the requirements of Rule 14e-1 under the Securities Exchange Act and any other applicable securities laws in connection with such provisions;

●	whether the occurrence of the specified events may give rise to cross-defaults on other indebtedness such that payment on such debt securities may be effectively subordinated;

●	the existence of any limitation on Summit Properties Partnership, L.P.’s financial or legal ability to repurchase such debt securities upon the occurrence of such an event and the impact, if any, under the indenture of such a failure, including whether and under what circumstances such a failure may constitute an event of default;

●	the name of the applicable trustee and the nature of any material relationship with Summit Properties Partnership, L.P. or with any of its affiliates, and the percentage of debt securities of the class necessary to require the trustee to take action;

●	any deletions from, modifications of, or additions to the events of default or covenants of Summit Properties Partnership, L.P., and any change in the right of any trustee or any of the holders to declare the principal amount of any of such debt securities due and payable; and

●	any other terms of such debt securities not inconsistent with the provisions of the applicable indenture.

      We may issue debt securities at a discount below their principal amount and provide for less than the entire principal amount thereof to be payable upon declaration of acceleration of the maturity thereof. We will refer to any such debt securities throughout this prospectus as “original issue discount securities.” The applicable prospectus supplement will describe the federal income tax consequences and other relevant considerations applicable to original issue discount securities.

      Except as described under “— Merger, consolidation or sale of assets” or as may be set forth in any prospectus supplement, the debt securities will not contain any provisions that (1) would limit our ability to incur indebtedness or (2) would afford holders of debt securities protection in the event of (a) a highly leveraged or similar transaction involving us, Summit Properties Inc. or any of our respective affiliates or (b) a change of control or reorganization, restructuring, merger or similar transaction involving us that may adversely affect the holders of the debt securities. In the future, we may enter into transactions, such as the sale of all or substantially all of our assets or a merger or consolidation, that may have an adverse effect on our ability to service our indebtedness, including the debt securities, by, among other things, substantially reducing or eliminating our assets.

      Neither Maryland General Corporation Law nor the governing instruments of Summit Properties Inc. and Summit Properties Partnership, L.P. define the term “substantially all” in connection with the sale of assets. Additionally, Maryland cases interpreting the words “substantially all” rely heavily upon the facts and circumstances of each particular case. Consequently, to determine whether a sale of “substantially all” of our assets has occurred, a holder of debt securities must review the financial and other information that we disclosed to the public. Summit Properties Inc.’s articles of incorporation contain restrictions on ownership and transfers of its capital stock that are designed to preserve its status as a real estate investment trust and, therefore, may act to prevent or hinder a change of control. See “Limits on Ownership of Capital Stock” beginning on page 34.

      We will provide you with more information in the applicable prospectus supplement regarding any deletions, modifications, or additions to the events of default or covenants that are described below, including any addition of a covenant or other provision providing event risk or similar protection.

Payment

      Unless we give you different information in the applicable prospectus supplement, the principal of, and any premium and interest on, any series of the debt securities will be payable at the corporate trust office of the trustee. We will provide you with the address of the trustee in the applicable prospectus supplement. We may also pay interest by mailing a check to the address of the person entitled to it as it appears in the applicable register for the debt securities or by wire transfer of funds to that person at an account maintained within the United States.

      All monies that we pay to a paying agent or a trustee for the payment of the principal, any premium or interest on any debt security will be repaid to us if unclaimed at the end of two years after the obligation underlying payment becomes due and payable. After funds have been returned to us, the holder of the debt security may look only to us for payment.

Denomination, interest, registration and transfer

      Unless otherwise described in the applicable prospectus supplement, the debt securities of any series will be issuable in denominations of $1,000 and integral multiples thereof.

      Subject to the limitations imposed upon debt securities issued that are evidenced by a computerized entry in the records of a depository company instead of by physical delivery, a holder of debt securities of any series may:

●	exchange them for any authorized denomination of other debt securities of the same series and of a like aggregate principal amount and kind upon surrender of such debt securities at the corporate trust office of the applicable trustee or at the office of any transfer agent that we designate for such purpose; and

●	surrender them for registration of transfer or exchange at the corporate trust office of the applicable trustee or at the office of any transfer agent that we designate for such purpose.

      Every debt security surrendered for registration of transfer or exchange must be duly endorsed or accompanied by a written instrument of transfer, and the person requesting such action must provide evidence of title and identity satisfactory to the applicable trustee or transfer agent. Payment of a service charge will not be required for any registration of transfer or exchange of any debt securities, but we or the trustee may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith. If in addition to the applicable trustee, the applicable prospectus supplement refers to any transfer agent initially designated by us with respect to any series of debt securities, we may at any time rescind the designation of any such transfer agent or approve a change in the location through which any such transfer agent acts, except that we will be required to maintain a transfer agent in each place of payment for such series. We may at any time designate additional transfer agents with respect to any series of debt securities.

      Neither we nor any trustee shall be required to:

●	issue, register the transfer of or exchange debt securities of any series during a period beginning at the opening of business 15 days before the day that the notice of redemption of any debt securities selected for redemption is mailed and ending at the close of business on the day of such mailing;

●	register the transfer of or exchange any debt security, or portion thereof, so selected for redemption, in whole or in part, except the unredeemed portion of any debt security being redeemed in part; and

●	issue, register the transfer of or exchange any debt security that has been surrendered for repayment at the option of the holder, except the portion, if any, of such debt security not to be so repaid.

Merger, consolidation or sale of assets

      The indentures provide that we may, without the consent of the holders of any outstanding debt securities, (1) consolidate with, (2) sell, lease or convey all or substantially all of our assets to, or (3) merge with or into any other entity provided that:

●	either we are the continuing entity, or the successor entity, if other than us, assumes our obligations (A) to pay the principal of, and any premium and interest on, all of the debt securities and (B) pursuant to the covenants and conditions contained in each indenture;

●	immediately after giving effect to such transaction and treating any indebtedness that becomes our obligation or the obligation of any of our subsidiaries as having been incurred by us or by such subsidiary at the time of such transaction, no event of default under the indentures, and no event which, after notice or the lapse of time, or both, would become such an event of default, occurs and continues; and

●	an officers’ certificate and legal opinion covering such conditions are delivered to each trustee.

Covenants

      Existence. Except as permitted under “— Merger, consolidation or sale of assets,” the indentures require us to do or cause to be done all things necessary to preserve and keep in full force and effect our existence, rights and franchises. However, the indentures do not require us to preserve any right or franchise if we determine that any right or franchise is no longer desirable in the conduct of our business.

      Maintenance of properties. If we deem it to be necessary to properly and advantageously carry on our business, the indentures require us to:

●	cause all of our material properties used or useful in the conduct of our business or the business of any of our subsidiaries to be maintained and kept in good condition, repair and working order and supplied with all necessary equipment; and

●	cause to be made all necessary repairs, renewals, replacements, betterments and improvements thereof.

      However, the indentures do not prohibit us or our subsidiaries from selling or otherwise disposing of our respective properties for value in the ordinary course of business.

      Insurance. The indentures require us and our subsidiaries’ insurable properties to be insured against loss or damage in an amount at least equal to their then full insurable value with insurers of recognized responsibility and, if described in the applicable prospectus supplement, having a specified rating from a recognized insurance rating service.

      Payment of taxes and other claims. The indentures require us to pay or, discharge or cause to be paid or discharged, before they become delinquent:

●	all taxes, assessments and governmental charges levied or imposed on us, our subsidiaries or our subsidiaries’ income, profits or property; and

●	all lawful claims for labor, materials and supplies which, if unpaid, might by law become a lien upon our or our subsidiaries’ property.

      However, we will not be required to pay, discharge or cause to be paid or discharged any such tax, assessment, charge or claim whose amount, applicability or validity is contested in good faith.

      Additional covenants. The prospectus supplement relating thereto will set forth any additional covenants of Summit Properties Partnership, L.P. with respect to any series of debt securities.

Events of default, notice and waiver

      Unless the applicable prospectus supplement states otherwise, when we refer to “events of default” as defined in the indentures with respect to any series of debt securities issued thereunder, we mean:

●	default for 30 days in the payment of any installment of interest on any debt security of such series;

●	default in the payment of principal of or any premium on any debt security of such series at its maturity;

●	default in making any sinking fund payment as required for any debt security of such series;

●	default in the performance or breach of any other covenant or warranty of Summit Properties Partnership, L.P. contained in the indenture continuing for 60 days after written notice as provided in the applicable indenture;

● (1)	a default under any bond, debenture or note having an aggregate principal amount in excess of $25,000,000; or

(2)	a default under any indenture or instrument under which there may be issued, secured or evidenced any existing or later created indebtedness for money borrowed by us or our subsidiaries in an aggregate principal amount in excess of $25,000,000, if such default results in the indebtedness becoming or being declared due and payable prior to the date it otherwise would have, without such indebtedness having been discharged, or such acceleration having been rescinded or annulled;

●	bankruptcy, insolvency or reorganization, or court appointment of a receiver, liquidator or trustee of Summit Properties Partnership, L.P. or any significant subsidiary of Summit Properties Partnership, L.P.; and

●	any other event of default provided with respect to a particular series of debt securities.

      When we use the term “significant subsidiary,” we refer to the meaning ascribed to such term in Regulation S-X promulgated under the Securities Act.

      If an event of default occurs and is continuing with respect to debt securities of any series outstanding, then the applicable trustee or the holders of 25% or more in principal amount of the debt securities of that series will have the right to declare the principal amount of all the debt securities of that series to be due and payable. If the debt securities of that series are original issue discount securities or indexed securities, then the applicable trustee or the holders of 25% or more in principal amount of the debt securities of that series will have the right to declare the portion of the principal amount as may be specified in the terms thereof to be due and payable. However, at any time after such a declaration of acceleration has been made, but before a judgment or decree for payment of the money due has been obtained by the applicable trustee, the holders of a minimum of a majority in principal amount of outstanding debt securities of such series or of all debt securities then outstanding under the applicable indenture may rescind and annul such declaration and its consequences if:

●	we have deposited with the applicable trustee all required payments of the principal, any premium, and interest, plus applicable fees, expenses, disbursements and advances of the applicable trustee; and

●	all events of default, other than the non-payment of accelerated principal or a specified portion thereof have been cured or waived.

      The indentures also provide that the holders of at least a majority in principal amount of the outstanding debt securities of any series or of all debt securities then outstanding under the applicable indenture, may waive any past default with respect to such series and its consequences, except a default:

●	in the payment of the principal, any premium or interest; or

●	in respect of a covenant or provision contained in the applicable indenture that cannot be modified or amended without the consent of the holders of the outstanding debt securities affected thereby.

      The indentures require each trustee to give notice to the holders of debt securities within 90 days of a default unless such default has been cured or waived. However, the trustee may withhold notice if specified responsible officers of such trustee consider such withholding to be in the interest of the holders of debt securities. The trustee may not withhold notice of a default in the payment of principal, any premium or interest on any debt security of such series or in the payment of any sinking fund installment in respect of any debt security of such series.

      The indentures provide that holders of debt securities of any series may not institute any proceedings, judicial or otherwise, with respect to such indenture or for any remedy thereunder, unless the trustee fails to act for a period of 60 days after the trustee has received a written request to institute proceedings in respect of an event of default from the holders of 25% or more in principal amount of the outstanding debt securities of such series, as well as an offer of indemnity reasonably satisfactory to the trustee. However, this provision will not prevent any holder of debt securities from instituting suit for the enforcement of payment of the principal of, and any premium and interest on, such debt securities at the respective due dates thereof.

      The indentures provide that, subject to provisions in each indenture relating to its duties in case of default, a trustee has no obligation to exercise any of its rights or powers at the request or direction of any holders of any series of debt securities then outstanding under such indenture, unless such holders have offered to the trustee reasonable security or indemnity. The holders of at least a majority in principal amount of the outstanding debt securities of any series or of all debt securities then outstanding under an indenture shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the applicable trustee, or of exercising any trust or power conferred upon such trustee. However, a trustee may refuse to follow any direction which:

●	is in conflict with any law or the applicable indenture;

●	may involve such trustee in personal liability; or

●	may be unduly prejudicial to the holders of debt securities of such series not joining therein.

      Within 120 days after the close of each fiscal year, we will be required to deliver to each trustee a certificate, signed by one of several specified officers of Summit Properties Inc., as our general partner, stating whether or not such officer has knowledge of any default under the applicable indenture. If the officer has knowledge of any default, the notice must specify the nature and status of the default.

Modification of the indentures

      The indentures provide that modifications and amendments may be made only with the consent of the affected holders of at least a majority in principal amount of all outstanding debt securities issued under such indenture. However, no such modification or amendment may, without the consent of the holders of the debt securities affected thereby:

●	change the stated maturity of the principal of, or any installment of interest or premium on, any such debt security;

●	reduce the principal amount of, the rate or amount of interest on or any premium payable on redemption of any such debt security;

●	reduce the amount of principal of an original issue discount security that would be due and payable upon declaration of acceleration of the maturity thereof or would be provable in bankruptcy, or adversely affect any right of repayment of the holder of any such debt security;

●	change the place of payment or the coin or currency for payment of principal of, and premium, if any, or interest on, any such debt security;

●	impair the right to institute suit for the enforcement of any payment on or with respect to any such debt security;

●	reduce the above-stated percentage of any outstanding debt securities necessary to modify or amend the applicable indenture with respect to such debt securities, to waive compliance with particular provisions thereof or defaults and consequences thereunder or to reduce the quorum or voting requirements set forth in the applicable indenture; and

●	modify any of the foregoing provisions or any of the provisions relating to the waiver of particular past defaults or covenants, except to increase the required percentage to effect such action or to provide that some of the other provisions may not be modified or waived without the consent of the holder of such debt security.

      The holders of a majority in aggregate principal amount of the outstanding debt securities of each series may, on behalf of all holders of debt securities of that series, waive, insofar as that series is concerned, our compliance with material restrictive covenants of the applicable indenture.

      Summit Properties Partnership, L.P. and the respective trustee thereunder may make modifications and amendments of an indenture without the consent of any holder of debt securities for any of the following purposes:

●	to evidence the succession of another person to us as obligor under such indenture;

●	to add to the covenants of Summit Properties Partnership, L.P. for the benefit of the holders of all or any series of debt securities or to surrender any right or power conferred upon us in such indenture;

●	to add events of default for the benefit of the holders of all or any series of debt securities;

●	to add or change any provisions of an indenture (1) to facilitate the issuance of, or to liberalize specified terms of, debt securities in bearer form, or (2) to permit or facilitate the issuance of debt securities in uncertificated form, provided that such action shall not adversely affect the interests of the holders of the debt securities of any series in any material respect;

●	to change or eliminate any provisions of an indenture, provided that any such change or elimination shall become effective only when there are no debt securities outstanding of any series created prior thereto which are entitled to the benefit of such provision;

●	to secure the debt securities;

●	to establish the form or terms of debt securities of any series;

●	to provide for the acceptance of appointment by a successor trustee or facilitate the administration of the trusts under an indenture by more than one trustee;

●	to cure any ambiguity, defect or inconsistency in an indenture, provided that such action shall not adversely affect the interests of holders of debt securities of any series issued under such indenture; and

●	to supplement any of the provisions of an indenture to the extent necessary to permit or facilitate defeasance and discharge of any series of such debt securities, provided that such action shall not adversely affect the interests of the holders of the outstanding debt securities of any series.

      The indentures provide that in determining whether the holders of the requisite principal amount of outstanding debt securities of a series have given any request, demand, authorization, direction, notice, consent or waiver thereunder or whether a quorum is present at a meeting of holders of debt securities:

●	the principal amount of an original issue discount security that shall be deemed to be outstanding shall be the amount of the principal thereof that would be due and payable as of the date of such determination upon declaration of acceleration of the maturity thereof;

●	the principal amount of any debt security denominated in a foreign currency that shall be deemed outstanding shall be the United States dollar equivalent, determined on the issue date for such debt security, of the principal amount or, in the case of an original issue discount security, the United States dollar equivalent on the issue date of such debt security of the amount determined as provided in the preceding bullet point;

●	the principal amount of an indexed security that shall be deemed outstanding shall be the principal face amount of such indexed security at original issuance, unless otherwise provided with respect to such indexed security pursuant to such indenture; and

●	debt securities owned by us or any other obligor upon the debt securities or by any affiliate of ours or of such other obligor shall be disregarded.

      The indentures contain provisions for convening meetings of the holders of debt securities of a series. A meeting will be permitted to be called at any time by the applicable trustee, and also, upon request, by us or the holders of at least 10% in principal amount of the outstanding debt securities of such series, in any such case upon notice given as provided in such indenture. Except for any consent that must be given by the holder of each debt security affected by the modifications and amendments of an indenture described above, any resolution presented at a meeting or adjourned meeting duly reconvened at which a quorum is present may be adopted by the affirmative vote of the holders of a majority in principal amount of the outstanding debt securities of that series.

      Notwithstanding the preceding paragraph, except as referred to above, any resolution relating to a request, demand, authorization, direction, notice, consent, waiver or other action that may be made, given or taken by less than a majority in principal amount of the outstanding debt securities of a series may be adopted at a meeting or adjourned meeting duly reconvened at which a quorum is present by the affirmative vote of such holders.

      Any resolution passed or decision taken at any properly held meeting of holders of debt securities of any series will be binding on all holders of such series. The quorum at any meeting called to adopt a resolution, and at any reconvened meeting, will be persons holding or representing a majority in principal amount of the outstanding debt securities of a series. However, if any action is to be taken relating to a consent or waiver which may be given by the holders of at least a specified percentage in principal amount of the outstanding debt securities of a series, the persons holding such percentage will constitute a quorum.

      Notwithstanding the foregoing provisions, the indentures provide that if any action is to be taken at a meeting with respect to any request, demand, authorization, direction, notice, consent, waiver and other action that such indenture expressly provides may be made, given or taken by the holders of a specified percentage in principal amount of all outstanding debt securities affected thereby, or of the holders of such series and one or more additional series:

●	there shall be no minimum quorum requirement for such meeting; and

●	the principal amount of the outstanding debt securities of such series that vote in favor of such request, demand, authorization, direction, notice, consent, waiver or other action shall be taken into account in determining whether such request, demand, authorization, direction, notice, consent, waiver or other action has been made, given or taken under such indenture.

Subordination

      Unless otherwise provided in the applicable prospectus supplement, subordinated securities will be subject to the following subordination provisions.

      Upon any distribution to our creditors in a liquidation, dissolution or reorganization, the payment of the principal of and interest on any subordinated securities will be subordinated to the extent provided in the applicable indenture in right of payment to the prior payment in full of all senior debt. However, our obligation to make payments of the principal of and interest on such subordinated securities otherwise will not be affected. No payment of principal or interest will be permitted to be made on subordinated securities at any time if a default on senior debt exists that permits the holders of such senior debt to accelerate its maturity and the default is the subject of judicial proceedings or we receive notice of the default. After all senior debt is paid in full and until the subordinated securities are paid in full, holders of subordinated securities will be subrogated to the rights of holders of senior debt to the extent that distributions otherwise payable to holders of subordinated securities have been applied to the payment of senior debt. The subordinated indenture will not restrict the amount of senior debt or other indebtedness of Summit Properties Partnership, L.P. and its subsidiaries. As a result of these subordination provisions, in the event of a distribution of assets upon insolvency, holders of subordinated securities may recover less, ratably, than our general creditors.

      “Senior Debt” will be defined in the applicable indenture as the principal of and interest on, or substantially similar payments to be made by us in respect of, the following, whether outstanding at the date of execution of the applicable indenture or thereafter incurred, created or assumed:

●	indebtedness incurred by us for money borrowed or represented by purchase-money obligations;

●	indebtedness incurred by us evidenced by notes, debentures, bonds, or other securities issued under the provisions of an indenture, fiscal agency agreement or other agreement;

●	obligations as lessee under leases of property either made as part of any sale and leaseback transaction to which we are a party or otherwise;

●	indebtedness, obligations and liabilities of others in respect of which we are liable contingently or otherwise to pay or advance money or property or as guarantor, endorser or otherwise or which we have agreed to purchase or otherwise acquire; and

●	any binding commitment we have to fund any real estate investment or to fund any investment in any entity making such real estate investment.

      In each case, the following will not be Senior Debt:

●	any such indebtedness, obligation or liability referred to in the preceding clauses (1) that is outstanding and (2) if the instrument creating or evidencing such indebtedness, obligation or liability provides that the same is not superior to or ranks on an equal basis with the subordinated securities with respect to right of payment;

●	any such indebtedness, obligation or liability that is subordinated to indebtedness incurred by us to substantially the same extent as or to a greater extent than the subordinated securities are subordinated; and

●	the subordinated securities.

      No restrictions will be included in any indenture relating to subordinated securities upon the creation of additional senior debt.

      If this prospectus is being delivered in connection with a series of subordinated securities, the accompanying prospectus supplement or the information incorporated herein by reference will set forth the approximate amount of senior debt outstanding as of the end of our most recent fiscal quarter.

Discharge, defeasance and covenant defeasance

      Unless otherwise indicated in the applicable prospectus supplement, the indentures allow us to discharge our obligations to holders of any series of debt securities issued under any indenture that:

●	have not already been delivered to the applicable trustee for cancellation; and

●	have become due and payable, are scheduled for redemption or will become due and payable within one year by irrevocably depositing with the applicable trustee, in trust, funds in such currency or currencies, currency unit or units or composite currency or currencies in which such debt securities are payable in an amount sufficient to pay the entire indebtedness on such debt securities in respect of principal, any premium and interest to the date of such deposit if such debt securities have become due and payable or, if they have not, to the stated maturity or redemption date.

      Unless otherwise indicated in the applicable prospectus supplement, the indentures provide that, upon our irrevocable deposit with the applicable trustee, in trust, of an amount, in such currency or currencies, currency unit or units or composite currency or currencies in which such debt securities are payable at stated maturity, or government obligations, or both, applicable to such debt securities, which through the scheduled payment of principal and interest in accordance with their terms will provide money in an amount sufficient to pay the principal of, and any premium and interest on, such debt securities, and any mandatory sinking fund or analogous payments thereon, on the scheduled due dates therefor, we may elect either:

●	to defease and be discharged from any and all obligations with respect to such debt securities; or

●	to be released from our obligations with respect to such debt securities under the applicable indenture or, if provided in the applicable prospectus supplement, our obligations with respect to any other covenant, and any omission to comply with such obligations shall not constitute an event of default with respect to such debt securities.

      Notwithstanding the above, we may not elect to defease and be discharged from the obligation to pay any additional amounts upon the occurrence of particular events of tax, assessment or governmental charge with respect to payments on such debt securities and the obligations to register the transfer or exchange of such debt securities, to replace temporary or mutilated, destroyed, lost or stolen debt securities, to maintain an office or agency in respect of such debt securities, or to hold monies for payment in trust.

      The indentures only permit us to establish the trust described in the paragraph above if, among other things, we have delivered to the applicable trustee an opinion of counsel to the effect that the holders of such debt securities will not recognize income, gain or loss for federal income tax purposes as a result of such defeasance or covenant defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance or covenant defeasance had not occurred. Such opinion of counsel, in the case of defeasance, will be required to refer to and be based upon a ruling received from or published by the Internal Revenue Service or a change in applicable federal income tax law occurring after the date of the indenture. In the event of such defeasance, the holders of such debt securities would thereafter be able to look only to such trust fund for payment of principal, any premium, and interest.

      When we use the term “government obligations,” we mean securities that are:

●	direct obligations of the United States or the government that issued the foreign currency in which the debt securities of a particular series are payable, for the payment of which its full faith and credit is pledged; or

●	obligations of a person controlled or supervised by and acting as an agency or instrumentality of the United States or other government that issued the foreign currency in which the debt securities of such series are payable, the payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States or such other government, which are not callable or redeemable at the option of the issuer thereof and shall also include a depository receipt issued by a bank or trust company as custodian with respect to any such government obligation or a specific payment of interest on or principal of any such government obligation held by such custodian for the account of the holder of a depository receipt. However, except as required by law, such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the government obligation or the specific payment of interest on or principal of the government obligation evidenced by such depository receipt.

      Unless otherwise provided in the applicable prospectus supplement, if after we have deposited funds and/or government obligations to effect defeasance or covenant defeasance with respect to debt securities of any series, (a) the holder of a debt security of such series is entitled to, and does, elect pursuant to the applicable indenture or the terms of such debt security to receive payment in a currency, currency unit or composite currency other than that in which such deposit has been made in respect of such debt security, or (b) a conversion event occurs in respect of the currency, currency unit or composite currency in which such deposit has been made, the indebtedness represented by such debt security will be deemed to have been, and will be, fully discharged and satisfied through the payment of the principal of, and premium and interest on, such debt security as they become due out of the proceeds yielded by converting the amount so deposited in respect of such debt security into the currency, currency unit or composite currency in which such debt security becomes payable as a result of such election or such cessation of usage based on the applicable market exchange rate.

      When we use the term “conversion event,” we mean the cessation of use of:

●	a currency, currency unit or composite currency both by the government of the country that issued such currency and for the settlement of transactions by a central bank or other public institutions of or within the international banking community;

●	the European Currency Unit both within the European Monetary System and for the settlement of transactions by public institutions of or within the European Communities; or

●	any currency unit or composite currency other than the European Currency Unit for the purposes for which it was established.

      Unless otherwise provided in the applicable prospectus supplement, all payments of principal of, and premium, if any, and interest on, any debt security that is payable in a foreign currency that ceases to be used by its government of issuance shall be made in United States dollars.

      In the event that (a) we effect covenant defeasance with respect to any debt securities and (b) such debt securities are declared due and payable because of the occurrence of any event of default, the amount in such currency, currency unit or composite currency in which such debt securities are payable, and government obligations on deposit with the applicable trustee, will be sufficient to pay amounts due on such debt securities at the time of their stated maturity but may not be sufficient to pay amounts due on such debt securities at the time of the acceleration resulting from such event of default. However, we would remain liable to make payment of such amounts due at the time of acceleration. Notwithstanding the first sentence of this paragraph, events of default in (b) above shall not include the event of default described in (1) the fourth bullet point under “— Events of default, notice and waiver” with respect to specified sections of an indenture or (2) the seventh bullet point under “— Events of default, notice and waiver” with respect to any other covenant as to which there has been covenant defeasance.

      The applicable prospectus supplement may further describe the provisions, if any, permitting such defeasance or covenant defeasance, including any modifications to the provisions described above, with respect to the debt securities of or within a particular series.

No conversion rights

      The debt securities will not be convertible into or exchangeable for any capital stock of Summit Properties Inc. or any equity interest in Summit Properties Partnership, L.P.

Global securities

      The debt securities of a series may be issued in whole or in part in the form of one or more global securities that will be deposited with, or on behalf of, a depository identified in the applicable prospectus supplement relating to such series. We may issue global securities in either registered or bearer form and in either temporary or permanent form. We will describe the specific terms of the depository arrangement with respect to a series of debt securities in the applicable prospectus supplement relating to such series.

DESCRIPTION OF PREFERRED STOCK

      The following is a description of the material terms and provisions of our preferred stock. It may not contain all of the information that is important to you. You can access complete information by referring to our articles of incorporation and bylaws and to any applicable amendment to the articles of incorporation designating terms of a series of preferred stock. You should note that Summit Properties Inc., not Summit Properties Partnership, L.P., will issue preferred stock. Therefore, references to “we” and “us” in this section refer to Summit Properties Inc. and not Summit Properties Partnership, L.P.

General

      Under our articles of incorporation, we have authority to issue up to 25 million shares of preferred stock, par value $.01 per share. A description of our preferred stock reserved for issuance and its general terms is set forth below:

●	Series A Junior Participating Cumulative Preferred Stock. We currently have no Series A shares outstanding. However, we have reserved 350,000 Series A shares for issuance under our shareholder rights plan. Under the shareholder rights plan, a preferred stock purchase right is attached to each share of our common stock. If the preferred stock purchase right becomes exercisable, the holder of the right will be able to purchase from us a unit of preferred stock equal to one one-thousandth of a Series A share. See “Shareholder Rights Plan” on page 36.

●	8.95% Series B Cumulative Redeemable Perpetual Preferred Stock. We currently have no Series B shares outstanding. However, we have reserved 3,400,000 Series B shares for issuance upon exercise by the holders of Summit Properties Partnership, L.P.’s 3,400,000 Series B preferred units of their right to exchange such Series B preferred units for the Series B shares on a one-for-one basis. Holders of the Series B preferred units may exercise their exchange right in whole or in part, in minimum amounts of 850,000 units, (a) at any time on or after April 29, 2009, (b) at any time if full quarterly distributions are not made for six quarters, or (c) upon the occurrence of particular specified events related to the treatment of Summit Properties Partnership, L.P. or the Series B preferred units for federal income tax purposes. Distributions on the Series B preferred units are, and dividends on the Series B shares, if and when issued, will be, cumulative from the date of original issuance and are, or will be, payable quarterly at the rate of 8.95% per annum of the $25.00 original capital contribution. We may redeem the Series B preferred units and the Series B shares at any time on or after April 29, 2004 for cash at a redemption price of $25.00 per unit or share, plus all accumulated, accrued and unpaid distributions or dividends. At our option, we may also redeem the Series B preferred units for Series B shares. The Series B preferred units and the Series B shares have no stated maturity, are not subject to any sinking fund or mandatory redemption and are not convertible into any other securities of Summit Properties Inc. or Summit Properties Partnership, L.P.

      We did not have any other preferred stock reserved for issuance as of the date of this prospectus. We may issue preferred stock from time to time, in one or more series, as authorized by our board of directors. Prior to issuance of shares of each series, the board of directors is required by the Maryland General Corporation Law and our articles of incorporation to fix for each series, subject to the provisions of our articles of incorporation regarding excess stock, the terms, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption, as are permitted by Maryland law. When issued, the preferred stock will be fully paid and nonassessable and will have no preemptive rights. Our board of directors could authorize the issuance of preferred stock with terms and conditions that could have the effect of discouraging a takeover or other transaction that holders of common stock might believe to be in their best interests or in which holders of some, or a majority, of the common stock might receive a premium for their shares over the then market price of such common stock.

Terms

      You should refer to the prospectus supplement relating to the preferred stock offered thereby for specific terms, including:

●	their title and stated value;

●	the number of shares of preferred stock offered, the liquidation preference per share and the offering price;

●	the applicable dividend rate(s), period(s) and/or payment date(s) or method(s) of calculation thereof;

●	the date from which dividends on such preferred stock shall accumulate, if applicable;

●	any procedures for auction and remarketing;

●	any provision for a sinking fund;

●	any applicable provision for redemption;

●	any securities exchange listing;

●	the terms and conditions of convertibility into common stock, including the conversion price or rate or manner of calculation thereof;

●	any other specific terms, preferences, rights, limitations or restrictions;

●	a discussion of applicable federal income tax considerations;

●	the relative ranking and preference as to dividend rights and rights upon our liquidation, dissolution or the winding up of our affairs;

●	any limitations on issuance of any series of preferred stock ranking senior to or on a parity with such series of preferred stock as to dividend rights and rights upon our liquidation, dissolution or the winding up of our affairs; and

●	any limitations on direct or beneficial ownership and restrictions on transfer, in each case as may be appropriate to preserve our status as a real estate investment trust.

Rank

      Unless otherwise specified in the prospectus supplement, the preferred stock will, with respect to dividend rights and rights upon a liquidation, dissolution or winding up of our affairs, rank:

●	senior to all classes or series of our common stock, and to all equity securities ranking junior to such preferred stock with respect to dividend rights or rights upon liquidation, dissolution or winding up of our affairs;

●	on a parity with all equity securities issued by us, the terms of which specifically provide that such equity securities rank on a parity with the preferred stock with respect to dividend rights or rights upon liquidation, dissolution or winding up of our affairs; and

●	junior to all equity securities issued by us, the terms of which specifically provide that such equity securities rank senior to the preferred stock with respect to dividend rights or rights upon liquidation, dissolution or winding up of our affairs.

      The term “equity securities” does not include convertible debt securities.

Dividends

      Holders of the preferred stock of each series will be entitled to receive cash dividends when, as and if declared by our board of directors. We will pay dividends out of assets that are legally available for payment of dividends. We will specify the rate(s) of dividends and the dates that we will pay dividends in the applicable prospectus supplement. Dividends will be payable to holders of record as they appear on our stock transfer books on such record dates as fixed by our board of directors.

      Dividends on any series of the preferred stock may be cumulative or non-cumulative, as provided in the applicable prospectus supplement. Dividends, if cumulative, will be cumulative from and after the date set forth in the applicable prospectus supplement. If our board of directors fails to declare a dividend payable on a dividend payment date on any series of the preferred stock for which dividends are non-cumulative, then the holders of that series of the preferred stock will have no right to receive a dividend in respect of the dividend period ending on that dividend payment date. Accordingly, we will have no obligation to pay the dividend accrued for that period, whether or not dividends on that series are declared payable on any future dividend payment date.

      If preferred stock of any series is outstanding, we will not declare, pay or set aside funds to pay dividends on any other series of our capital stock ranking, as to dividends, on a parity with or junior to the preferred stock of such series for any period unless:

●	if that series of preferred stock has a cumulative dividend, we have declared and paid or contemporaneously declare and pay or set aside funds to pay full cumulative dividends on the preferred stock of such series for all past dividend periods and the then current dividend period; or

●	if that series of preferred stock does not have a cumulative dividend, we have declared and paid or contemporaneously declare and pay or set aside funds to pay full dividends on the preferred stock of such series for the then current dividend period.

      We must declare all dividends pro rata on all series of preferred stock that rank on a parity with the series of preferred stock upon which we paid dividends if we did not pay or set aside funds to pay dividends on the series of preferred stock in full. We must declare dividends pro rata to ensure that the amount of dividends declared per share of preferred stock bears in all cases the same ratio that accrued dividends per share of preferred stock bears to each other. We will not accumulate unpaid dividends for prior dividend periods with respect to accrued dividends on preferred stock that does not have cumulative dividends. No interest, or sum of money in lieu of interest, will be payable in respect of any payments that may be in arrears.

      Except as provided in the immediately preceding paragraph, unless:

●	if such series of preferred stock has a cumulative dividend, we have declared and paid or contemporaneously declare and pay or set aside funds to pay full cumulative dividends for all past dividend periods and the then current dividend period; or

●	if such series of preferred stock does not have a cumulative dividend, we have declared and paid or contemporaneously declare and pay or set aside funds to pay full dividends for the then current dividend period, we will not: (1) declare, pay or set aside funds to pay dividends; (2) declare or make any other distribution upon the common stock or any other shares of our capital stock ranking junior to or on a parity with the preferred stock of such series as to dividends or upon liquidation; (3) redeem, purchase or otherwise acquire for any consideration any common stock, or any other shares of our capital stock ranking junior to or on a parity with the preferred stock of such series as to dividends; nor (4) pay any monies to or make any monies available for a sinking fund to redeem any such shares, except by conversion into or exchange for other shares of our capital stock ranking junior to the preferred stock of such series as to dividends or liquidation. Notwithstanding the preceding sentence, we may declare or set aside dividends in common stock or other shares of capital stock ranking junior to the preferred stock of such series as to dividends and upon liquidation.

      Any dividend payment we make on a series of preferred stock shall first be credited against the earliest accrued but unpaid dividend due with respect to shares of such series which remains payable.

Redemption

      If so provided in the applicable prospectus supplement, the preferred stock will be subject to mandatory redemption or redemption at our option, in whole or in part, upon the terms, at the times and at the redemption prices set forth in such prospectus supplement.

      The prospectus supplement relating to a series of preferred stock that is subject to mandatory redemption will specify the number of shares that will be redeemed in each year commencing after a specified date at a specified redemption price per share, together with an amount equal to all accrued and unpaid dividends thereon to the date of redemption. Unless the shares have a cumulative dividend, such accrued dividends will not include any accumulation in respect of unpaid dividends for prior dividend periods. We may pay the redemption price in cash or other property, as specified in the applicable prospectus supplement. If the redemption price for preferred stock of any series is payable only from the net proceeds of the issuance of shares of our capital stock, the terms of such preferred stock may provide that, if no such shares of our capital stock have been issued or to the extent the net proceeds from any issuance are insufficient to pay in full the aggregate redemption price then due, such preferred stock will automatically and mandatorily convert into the applicable shares of our capital stock pursuant to conversion provisions specified in the applicable prospectus supplement.

      Notwithstanding the foregoing, we will not redeem any preferred stock of a series unless:

●	if that series of preferred stock has a cumulative dividend, we have declared and paid or contemporaneously declare and pay or set aside funds to pay full cumulative dividends on the preferred stock for the past and current dividend periods; or

●	if that series of preferred stock does not have a cumulative dividend, we have declared and paid or contemporaneously declare and pay or set aside funds to pay full dividends on the preferred stock for the current dividend period.

      However, in no case will we redeem any preferred stock of a series unless we redeem all outstanding preferred stock of such series simultaneously.

      In addition, we will not acquire any preferred stock of a series unless:

●	if that series of preferred stock has a cumulative dividend, we have declared and paid or contemporaneously declare and pay or set aside funds to pay full cumulative dividends on all outstanding shares of such series of preferred stock for all past dividend periods and the then current dividend period; or

●	if that series of preferred stock does not have a cumulative dividend, we have declared and paid or contemporaneously declare and pay or set aside funds to pay full dividends on the preferred stock of such series for the then current dividend period.

      However, at any time we may purchase or acquire preferred stock of that series (1) to preserve our status as a real estate investment trust, (2) pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding preferred stock of such series or (3) by conversion into or exchange for shares of our capital stock ranking junior to the preferred stock of such series as to dividends and upon liquidation.

      If fewer than all of the outstanding shares of preferred stock of any series are to be redeemed, we will determine the number of shares that may be redeemed pro rata from the holders of record of such shares in proportion to the number of such shares held or for which redemption is requested by such holder or by any other equitable manner that we determine. Such determination will reflect adjustments to avoid redemption of fractional shares.

      We will mail notice of redemption at least 30 days but not more than 60 days before the redemption date to each holder of record of preferred stock to be redeemed at the address shown on our stock transfer books. Each notice shall state:

●	the redemption date;

●	the number of shares and series to be redeemed;

●	the redemption price;

●	the place or places where certificates are to be surrendered for payment of the redemption price;

●	that dividends on the shares to be redeemed will cease to accrue on such redemption date;

●	the date upon which the holder’s conversion rights, if any, as to such shares shall terminate; and

●	the specific number of shares to be redeemed from each such holder if fewer than all the shares of any series are to be redeemed.

      If notice of redemption has been given and we have set aside the funds necessary for such redemption in trust for the benefit of the holders of any shares so called for redemption, then from and after the redemption date, dividends will cease to accrue on such shares, and all rights of the holders of such shares will terminate, except the right to receive the redemption price.

Liquidation preference

      Upon any voluntary or involuntary liquidation, dissolution or winding up of our affairs, then, before we make any distribution or payment to the holders of any common stock or any other class or series of our capital stock ranking junior to the preferred stock in the distribution of assets upon any liquidation, dissolution or winding up of our affairs, the holders of each series of preferred stock will be entitled to receive, out of assets legally available for distribution to stockholders, liquidating distributions in the amount of the liquidation preference per share set forth in the applicable prospectus supplement, plus any accrued and unpaid dividends thereon. Such dividends will not include any accumulation in respect of unpaid noncumulative dividends for prior dividend periods. After full payment of their liquidating distributions, holders will have no right or claim to any of our remaining assets. Upon any such voluntary or involuntary liquidation, dissolution or winding up, if our available assets are insufficient to pay the amount of the liquidating distributions on all outstanding preferred stock and the corresponding amounts payable on all other classes or series of our capital stock ranking on a parity with the preferred stock in the distribution of assets, then the holders of the preferred stock and all other such classes or series of capital stock will share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be entitled.

      Upon liquidation, dissolution or winding up and if we have made liquidating distributions in full to all holders of preferred stock, we will distribute our remaining assets among the holders of any other classes or series of capital stock ranking junior to the preferred stock according to their respective rights and preferences and, in each case, according to their respective number of shares. For such purposes, our consolidation or merger with or into any other corporation, trust or entity, or the sale, lease or conveyance of all or substantially all of our property or business will not be deemed to constitute a liquidation, dissolution or winding up of our affairs.

Voting rights

      Holders of preferred stock will have no voting rights, except as described in the next paragraph, as otherwise from time to time required by law or as indicated in the applicable prospectus supplement.

      Unless otherwise provided for any series of preferred stock, so long as any preferred stock of a series remains outstanding, we will not, without the affirmative vote or consent of the holders of at least two-thirds of the preferred stock of such series outstanding at the time, given in person or by proxy, either in writing or at a meeting with each of such series voting separately as a class:

●	authorize or create, or increase the authorized or issued amount of, any class or series of shares of capital stock ranking senior to such series of preferred stock with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up, or reclassify any of our authorized shares of capital stock into such shares, or create, authorize or issue any obligation or security convertible into or evidencing the right to purchase any such shares; or

●	amend, alter or repeal the provisions of our articles of incorporation or the amendment to our articles of incorporation designating the terms for such series of preferred stock, whether by merger, consolidation or otherwise, so as to materially and adversely affect any right, preference, privilege or voting power of such series of preferred stock or the holders thereof.

Notwithstanding the preceding bullet point, if the preferred stock remains outstanding with the terms thereof materially unchanged, the occurrence of any of the events described shall not be deemed to materially and adversely affect the rights, preferences, privileges or voting power of holders of preferred stock, even if upon the occurrence of such an event we may not be the surviving entity. In addition, any increase in the amount of (1) authorized preferred stock or the creation or issuance of any other series of preferred stock, or (2) authorized shares of such series or any other series of preferred stock, in each case ranking on a parity with or junior to the preferred stock of such series with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up, shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting powers.

      The foregoing voting provisions will not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required will be effected, we have redeemed or called for redemption all outstanding shares of such series of preferred stock and, if called for redemption, have deposited sufficient funds in trust to effect such redemption.

Conversion rights

      The terms and conditions upon which any series of preferred stock is convertible into common stock will be set forth in the applicable prospectus supplement relating thereto. Such terms will include the number of shares of common stock into which the shares of preferred stock are convertible, the conversion price, rate or manner of calculation thereof, the conversion period, provisions as to whether conversion will be at our option or at the holders’ option, the events requiring an adjustment of the conversion price and provisions affecting conversion in the event of the redemption.

Restrictions on ownership

      For us to qualify as a real estate investment trust under the Internal Revenue Code, a maximum of 50% in value of our outstanding capital stock may be owned, directly or indirectly, by five or fewer individuals during the last half of a taxable year. To assist us in meeting this requirement, we may take actions to limit the beneficial ownership, directly or indirectly, by a single person of our outstanding equity securities, including any of our preferred stock. Therefore, the amendment to our articles of incorporation designating each series of preferred stock may contain provisions restricting the ownership and transfer of the preferred stock. The applicable prospectus supplement will specify any additional ownership limitation relating to a series of preferred stock. See “Limits on Ownership of Capital Stock” beginning on page 34.

Transfer agent

      The transfer agent and registrar for the preferred stock will be set forth in the applicable prospectus supplement.

DESCRIPTION OF COMMON STOCK

      The following is a description of the material terms and provisions of our common stock. It may not contain all the information that is important to you. You can access complete information by referring to our articles of incorporation and bylaws. You should note that Summit Properties Inc., not Summit Properties Partnership, L.P., will issue common stock. Therefore, references to “we” and “us” in this section refer to Summit Properties Inc. and not Summit Properties Partnership, L.P.

General

      Under our articles of incorporation, we have authority to issue 100 million shares of common stock, par value $.01 per share. Under Maryland law, stockholders generally are not responsible for a corporation’s debts or obligations. As of July 20, 1999, we had 27,716,998 shares of common stock issued and outstanding.

Dividends

      Subject to the preferential rights of any other class or series of stock and to the provisions of our articles of incorporation regarding excess stock, which are described below, stockholders will be entitled to receive dividends on shares of common stock out of assets that we can legally use to pay dividends, when and if, they are authorized and declared by our board of directors.

Voting rights

      Subject to the provisions of our articles of incorporation regarding excess stock, holders of common stock have the exclusive power to vote on all matters presented to our stockholders, including the election of directors, unless Maryland law or the terms of any other shares of capital stock provide otherwise. Holders of common stock are entitled to one vote per share. Our board of directors is divided into three classes. The members of each class serve for a term of three years. The terms for the three classes are staggered, so that the term of only one class of directors expires each year. There is no cumulative voting in the election of our directors, which means that at any meeting of our stockholders, the holders of a majority of the outstanding shares of common stock can elect all of the directors then standing for election and the votes held by the holders of the remaining shares of common stock will not be sufficient to elect any director.

Liquidation/dissolution rights

      Subject to the preferential rights of any other class or series of stock and to the provisions of our articles of incorporation regarding excess stock, stockholders share in the same proportion as other stockholders out of assets that we can legally use to pay distributions in the event we are liquidated, dissolved or our affairs are wound up after we pay or make adequate provision for all of our known debts and liabilities.

Other rights

      Subject to the provisions of our articles of incorporation regarding excess stock, all shares of our common stock have equal dividend, distribution, liquidation and other rights, and have no preference, appraisal or exchange rights, except for any appraisal rights provided by Maryland law.

      Holders of shares of our common stock have no conversion, sinking fund or redemption rights, or preemptive rights to subscribe for any of our securities.

      Our articles of incorporation prohibit us from merging or selling all or substantially all of our assets without the approval of a majority of the outstanding shares that are entitled to vote on such matters. In addition, Summit Properties Partnership, L.P.’s partnership agreement requires that these types of transactions be approved by holders of two-thirds of the preferred units if they will be materially and adversely affected by the transaction and by holders of 85% of the common units.

Restrictions on ownership

      For us to qualify as a real estate investment trust under the Internal Revenue Code, no more than 50% in value of our outstanding capital stock may be owned, directly or indirectly, by five or fewer individuals during the last half of a taxable year. To assist us in meeting this requirement, we may take actions such as the automatic exchange of shares in excess of this ownership restriction into shares of excess stock to limit the beneficial ownership of our outstanding equity securities, directly or indirectly, by one individual. See “Limits on Ownership of Capital Stock” beginning on page 34.

Transfer agent

      The transfer agent and registrar for our common stock is First Union National Bank.

LIMITS ON OWNERSHIP OF CAPITAL STOCK

Ownership limits

      Among the requirements that we must meet to qualify as a real estate investment trust under the Internal Revenue Code is that not more than 50% in value of our outstanding capital stock may be owned, directly or indirectly, by five or fewer individuals during the last half of a taxable year. Additionally, such shares of capital stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year. To protect us against the risk of losing our status as a real estate investment trust due to a concentration of ownership among our stockholders, our articles of incorporation provide that no holder who is an individual may own, or be deemed to own by virtue of the attribution provisions of the Internal Revenue Code, more than 9.8% of our capital stock. Notwithstanding the preceding sentence, the board of directors at their option and in their discretion may approve such ownership by selected persons. Our board of directors does not expect that it would waive the 9.8% ownership limit in the absence of evidence satisfactory to the board of directors that the waiver of the limit will not jeopardize our status as a real estate investment trust and the board of directors otherwise decides that such action is in our best interests. Any transfer of shares of capital stock including any security convertible into shares of capital stock that would create a direct or indirect ownership of shares of capital stock in excess of the 9.8% ownership limit or that would result in our disqualification as a real estate investment trust, including any transfer that results in the shares of beneficial interest being owned by fewer than 100 persons or that results in us being “closely held” within the meaning of Section 856(h) of the Internal Revenue Code, shall be void and have no effect. The intended transferee will acquire no rights to the shares of capital stock. The foregoing restrictions will not apply if our board of directors determines that it is no longer in our best interests to attempt to qualify, or to continue to qualify, as a real estate investment trust.

      Pursuant to the Internal Revenue Code, some types of entities, such as pension plans described in Section 401(a) of the Internal Revenue Code and mutual funds registered under the Investment Company Act of 1940, will be looked-through for purposes of the five or fewer test described above. Our articles of incorporation limit these entities to holding no more than 15% of the total value of our shares of capital stock.

Shares owned in excess of the ownership limit

      Capital stock owned, or deemed to be owned, or transferred to a stockholder in excess of the applicable ownership limit will be automatically converted into shares of excess stock that will be transferred, by operation of law, to us as trustee of a trust for the exclusive benefit of the transferees to whom such capital stock may be ultimately transferred without violating the applicable ownership limit. While the shares of excess stock are held in trust:

●	they will not be entitled to vote;

●	they will not be considered for purposes of any stockholder vote or the determination of a quorum for such vote; and

●	except upon liquidation, they will not be entitled to participate in dividends or other distributions.

      Any dividend or distribution paid on excess stock prior to discovery by us that capital stock has been transferred in violation of the applicable ownership limit shall be repaid to us on demand. Shares of excess stock are not treasury stock, but rather constitute a separate class of issued and outstanding stock. The original transferee-stockholder may, at any time the shares of excess stock are held by us in trust, transfer the interest in the trust representing the excess stock to any individual whose ownership of the capital stock converted into such excess stock would be permitted under the applicable ownership limit, at a price per share not in excess of:

●	the price per share paid by the original transferee-stockholder for the capital stock that was converted into excess stock; or

●	if the original transferee-stockholder received the shares through a gift, devise or other transaction in which such stockholder did not give value, the average closing price per share for the class of shares from which the shares of excess stock were converted for the 10 days immediately preceding the transfer.

Immediately upon the transfer to the permitted transferee, the excess stock will automatically be converted into capital stock of the class from which it was converted. If these transfer restrictions are determined to be void or invalid by virtue of any legal decision, statute, rule or regulation, then the intended transferee of any excess stock may be deemed, at our option, to have acted as an agent on our behalf in acquiring the excess stock and to hold the excess stock on behalf of us.

Right to purchase excess stock

      In addition to the foregoing transfer restrictions, we have the right, for a period of 90 days during the time any shares of excess stock are held by us in trust, to purchase all or any portion of the excess stock from the original transferee-stockholder for a price per share equal to the lesser of:

●	the price per share initially paid for the capital stock by the original transferee-stockholder, or if the original transferee-stockholder received the shares through a gift, devise or other transaction in which such stockholder did not give value, the average of the closing price per share for the class of shares from which the shares of excess stock were converted for the 10 days immediately preceding the transfer; and

●	the average closing price per share for the class of shares from which the shares of excess stock were converted for the 10 days immediately preceding the date we elect to purchase the shares.

The 90-day period begins on the date of the purported transfer that violated the applicable ownership limit if the original transferee-stockholder gives notice to us of the transfer or, if no notice is given, the date our board of directors determines that such a transfer has been made.

      Our stockholders are required upon demand to disclose to us in writing any information with respect to their direct, indirect and constructive ownership of capital stock as our board of directors deems necessary to comply with the provisions of the Internal Revenue Code applicable to real estate investment trusts, to comply with the requirements of any taxing authority or governmental agency or to determine any such compliance.

      This ownership limitation may have the effect of precluding the acquisition of control of Summit Properties Inc. unless our board of directors determines that our maintenance of real estate investment trust status is no longer in our best interests.

SHAREHOLDER RIGHTS PLAN

      On December 14, 1998, our board of directors adopted a shareholder rights plan and entered into a shareholder rights agreement with First Union National Bank, as rights agent. The purpose of the shareholder rights plan is to enhance the board of director’s ability to protect our stockholders’ interests by encouraging potential acquirors to negotiate with our board of directors prior to attempting a takeover bid and to provide our board with leverage in negotiating on behalf of all of our stockholders the terms of any proposed takeover. The rights may discourage, delay or prevent hostile takeovers. They are not intended, however, to interfere with any merger or other business combination approved by our board of directors.

      Under the shareholder rights plan, each of our stockholders received a dividend of one preferred stock purchase right for each outstanding share of our common stock that the stockholder owned on December 15, 1998, the time of the rights dividend. We refer to these preferred stock purchase rights as the “rights.” A right is automatically attached to each share of common stock issued after our common stockholders received the rights dividend. The holder of a right does not have the powers and privileges of a stockholder with respect to the right. The rights trade with our shares of common stock and become exercisable only under the circumstances described below.

      In general, the rights will separate from the common stock and become exercisable when the first of the following events happens:

●	ten calendar days after a public announcement that a person or group has acquired beneficial ownership of 15% or more of our common stock; or

●	ten business days, or a later date if determined by our board, after the beginning of a tender offer or exchange offer that would result in a person or group beneficially owning 15% or more of our outstanding common stock.

      If the rights become exercisable, the holder of a right will be able to purchase from us a unit of preferred stock equal to one one-thousandth of a share of our Series A Junior Participating Cumulative Preferred Stock at a price of $45 per unit, subject to adjustment to prevent dilution.

      We may redeem the rights in whole, but not in part, at a price of $.01 per right payable in cash, our common stock or other consideration deemed appropriate by our board at any time before the earlier of:

●	the time at which any person or group has acquired beneficial ownership of 15% or more of our common stock; or

●	the expiration date of the shareholder rights agreement.

The rights will expire at the close of business on December 14, 2008 unless we redeem or exchange them before that date.

      The above description of our shareholder rights plan is not intended to be a complete description. For a full description of the shareholder rights plan, you should read the shareholder rights agreement. The shareholder rights agreement was included as an exhibit to the registration statement of which this prospectus is a part. You may obtain a copy of this agreement at no charge by writing to us at the address listed on page 10.

IMPORTANT PROVISIONS OF MARYLAND LAW

      The following is a summary of important provisions of Maryland law which affect us and our stockholders. The description below is intended only as a summary. You can access complete information by referring to the Maryland General Corporation Law.

Maryland business combination statute

      Maryland law establishes special requirements with respect to “business combinations” between Maryland corporations and “interested stockholders” unless exemptions are applicable. Among other things, the law prohibits for a period of five years a merger and other specified or similar transactions between a company and an interested stockholder and requires a supermajority vote for such transactions after the end of the five-year period.

      “Interested stockholders” are all persons owning beneficially, directly or indirectly, more than 10% of the outstanding voting stock of the Maryland corporation. “Business combinations” include any merger or similar transaction subject to a statutory vote and additional transactions involving transfers of assets or securities in specified amounts to interested stockholders or their affiliates. Unless an exemption is available, transactions of these types may not be consummated between a Maryland corporation and an interested stockholder or its affiliates for a period of five years after the date on which the stockholder first became an interested stockholder. Thereafter, the transaction may not be consummated unless recommended by the board of directors and approved by the affirmative vote of at least 80% of the votes entitled to be cast by all holders of outstanding voting shares and two-thirds of the votes entitled to be cast by all holders of outstanding voting shares other than the interested stockholder. A business combination with an interested stockholder that is approved by the board of directors of a Maryland corporation at any time before an interested stockholder first becomes an interested stockholder is not subject to the special voting requirements. An amendment to a Maryland corporation’s charter electing not to be subject to the foregoing requirements must be approved by the affirmative vote of at least 80% of the votes entitled to be cast by all holders of outstanding voting shares and two-thirds of the votes entitled to be cast by holders of outstanding voting shares who are not interested stockholders. Any such amendment is not effective until 18 months after the vote of stockholders and does not apply to any business combination of a corporation with a stockholder who was an interested stockholder on the date of the stockholder vote. Our articles of incorporation exempt from the Maryland business combination statute any business combination with William B. McGuire, Jr., William F. Paulsen, Raymond V. Jones and David F. Tufaro, or current or future affiliates, associates or other persons acting in concert as a group with any of the foregoing persons.

Maryland control share acquisition statute

      Maryland law provides that “control shares” of a Maryland corporation acquired in a “control share acquisition” have no voting rights except to the extent approved by a vote of two-thirds of the votes entitled to be cast on the matter by stockholders. “Control shares” are voting shares which, if aggregated with all other shares of stock previously acquired by the acquiring person, would entitle the acquiring person to exercise voting power in electing directors within one of the following ranges of voting power:

(1) one-fifth or more but less than one-third,

(2) one-third or more but less than a majority, or

(3) a majority of all voting power.

Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval. A “control share acquisition” means the acquisition of control shares, subject to applicable exceptions.

      A person who has made or proposes to make a control share acquisition may compel the board of directors to call a special meeting of stockholders to be held within 50 days of demand to consider voting rights for the shares, upon satisfaction of relevant conditions, including an undertaking to pay expenses. If no request for a meeting is made, the corporation may itself present the question at any stockholder meeting.

      If voting rights for control shares are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as required by the statute with respect to the control shares, then, subject to applicable conditions and limitations, the corporation may redeem any or all of the control shares for fair value determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition by the acquiring person or of any meeting of stockholders at which the voting rights of such shares are considered and not approved. If voting rights for control shares are approved at a stockholder meeting and the acquiring person becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the shares as determined for purposes of such appraisal rights may not be less than the highest price per share paid by the acquiring person in the control share acquisition.

      The control share acquisition statute does not apply to shares acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction, or to acquisitions approved or exempted by the articles of incorporation or bylaws of the corporation. Our articles of incorporation and bylaws exempt from the Maryland control share acquisition statute any transactions otherwise subject to the statute by Messrs. McGuire, Paulsen, Jones and Tufaro or current or future affiliates, associates or other persons acting in concert or as a group with any of the foregoing persons.

      The business combination statute and the control share acquisition statute could have the effect of discouraging offers to acquire us and of increasing the difficulty of consummating any such offer.

FEDERAL INCOME TAX CONSIDERATIONS AND

CONSEQUENCES OF YOUR INVESTMENT

      The following is a general summary of the material federal income tax considerations and consequences associated with an investment in the securities. The following discussion is not exhaustive of all possible tax considerations and is not tax advice. Moreover, this summary does not deal with all tax aspects or consequences that might be relevant to a particular prospective securityholder in light of his/her personal circumstances; nor does it deal with particular types of securityholders that are subject to special treatment under the Internal Revenue Code, such as insurance companies, financial institutions and broker-dealers. The Internal Revenue Code provisions governing the federal income tax treatment of real estate investment trusts are highly technical and complex, and this summary is qualified in its entirety by the applicable Internal Revenue Code provisions, rules and regulations promulgated thereunder, and administrative and judicial interpretations thereof. The following discussion is based on current law and on representations from us concerning our compliance with the requirements for qualification as a real estate investment trust.

      We urge you, as a prospective investor, to consult your own tax advisor with respect to the specific federal, state, local, foreign and other tax consequences to you of the purchase, holding and sale of our securities.

Federal income taxation

      We believe that we have been organized in conformity with the requirements for qualification as a real estate investment trust under the Internal Revenue Code, and our method of operation will enable us to continue to meet the requirements for qualification and taxation as a real estate investment trust under the Internal Revenue Code, provided that we have operated and continue to operate in accordance with various assumptions and factual representations made by us concerning our business, properties and operations. We may not, however, have met or continue to meet such requirements. Qualification as a real estate investment trust depends upon us having met and continuing to meet the various requirements imposed under the Internal Revenue Code through actual operating results, as discussed below.

      If we have qualified and continue to qualify for taxation as a real estate investment trust, we generally will not be subject to federal corporate income taxes on that portion of our ordinary income or capital gain that is currently distributed to stockholders. The real estate investment trust provisions of the Internal Revenue Code generally allow a real estate investment trust to deduct dividends paid to its stockholders. This deduction for dividends paid to stockholders substantially eliminates the federal double taxation of investment earnings that C corporations would be required to pay. When we use the term “double taxation,” we refer to taxation of corporate income at two levels, taxation at the corporate level when the corporation must pay tax on the income it has earned and taxation again at the stockholder level when the stockholder pays taxes on the distributions it receives from the corporation’s income in the way of dividends. Additionally, a real estate investment trust may elect to retain and pay taxes on a designated amount of its net long-term capital gains, in which case the stockholders of the real estate investment trust will include their proportionate share of the undistributed long-term capital gains in income and receive a credit or refund for their share of the tax paid by the real estate investment trust.

      Even if we qualify for taxation as a real estate investment trust, we will continue to be subject to federal income tax, as follows:

●	First, we will be taxed at regular corporate rates on our undistributed real estate investment trust taxable income, including undistributed net capital gains.

●	Second, we may be subject to the alternative minimum tax.

●	Third, if we have net income from the sale or other disposition of foreclosure property that is held primarily for sale to customers in the ordinary course of business or other non-qualifying income from foreclosure property, we will be subject to tax at the highest corporate rate on such income. Foreclosure property is, in general, any real property and any personal property incident to such real property acquired through foreclosure or deed in lieu of foreclosure.

●	Fourth, if we have net income from prohibited transactions, such income will be subject to a 100% tax. Prohibited transactions are, in general, sales or other dispositions of property other than foreclosure property held primarily for sale to customers in the ordinary course of business.

●	Fifth, if we should fail to satisfy either the 75% or 95% gross income test but have nonetheless maintained our qualification as a real estate investment trust because other requirements have been met, we will be subject to a 100% tax on the net income attributable to the greater of the amount by which we fail the 75% or 95% test, multiplied by a fraction intended to reflect our profitability.

●	Sixth, if we fail to distribute during each year at least the sum of (a) 85% of our ordinary income for such year, (b) 95% of our capital gain net income for such year and (c) any undistributed taxable income from prior periods, we will be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed.

●	Seventh, if we should acquire any asset from a C corporation in a carryover-basis transaction and we subsequently recognize gain on the disposition of such asset during the ten-year period beginning on the date on which we acquired the asset, then, to the extent of any built-in gain, such gain will be subject to tax at the highest regular corporate rate, pursuant to guidelines issued by the Internal Revenue Service. Built-in gain means the excess of (a) the fair market value of the asset as of the beginning of the applicable recognition period over (b) the adjusted basis in such asset as of the beginning of such recognition period. A C corporation is a corporation generally subject to full corporate-level tax.

Requirements for qualification

      We elected to be taxable as a real estate investment trust for federal income tax purposes for our taxable year ended December 31, 1994. In order to have so qualified, we must have met and continue to meet the requirements discussed below, relating to our organization, sources of income, nature of assets and distributions of income to stockholders.

      Organizational requirements. The Internal Revenue Code defines a real estate investment trust as a corporation, trust or association that meets the following conditions:

(1)	is managed by one or more trustees or directors;

(2)	the beneficial ownership of which is evidenced by transferable shares or by transferable certificates of beneficial interest;

(3)	would be taxable as a domestic corporation but for the real estate investment trust requirements;

(4)	is neither a financial institution nor an insurance company subject to applicable provisions of the Internal Revenue Code;

(5)	the beneficial ownership of which is held by 100 or more persons; and

(6)	during the last half of each taxable year, five or fewer individuals do not own, directly or indirectly, more than 50% in value of the outstanding stock, taking into account the applicable attribution rules.

      In addition, other tests, described below, regarding the nature of income and assets of the real estate investment trust also must be satisfied. The Code provides that conditions (1) through (4), inclusive, must be met during the entire taxable year. Condition (5) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. Conditions (5) and (6) will not apply until after the first taxable year for which an election is made to be taxed as a real estate investment trust. For purposes of conditions (5) and (6), pension funds and particular other tax-exempt entities are treated as individuals, subject to an exception in the case of condition (6) that looks through the fund or entity to actual participants of the fund or the entity to its beneficial owners in determining the number of owners of the outstanding stock.

      Our articles of incorporation currently includes restrictions regarding transfers of common stock and preferred stock, which restrictions are intended, among other things, to assist us in continuing to satisfy conditions (5) and (6). There can be no assurance, however, that the restrictions in our articles of incorporation will, as a matter of law, preclude us from failing to satisfy these conditions or that a transfer in violation of these restrictions would not cause us to fail these conditions.

      In addition, a corporation may not elect to become a real estate investment trust unless its taxable year is the calendar year. We have a calendar year taxable year.

      If a real estate investment trust owns a qualified real estate investment trust subsidiary, the Internal Revenue Code provides that the qualified real estate investment trust subsidiary is disregarded for federal income tax purposes. Thus, all assets, liabilities and items of income, deduction and credit of the qualified real estate investment trust subsidiary are treated as assets, liabilities and such items of the real estate investment trust itself. When we use the term “qualified real estate investment trust subsidiary,” we mean a corporation in which all of its shares of beneficial interest are held by the real estate investment trust. Unless the context requires otherwise, all references to “we,” “us” and “our company” in this “Federal Income Tax Considerations and Consequences of Your Investment” section, refer to Summit Properties Inc. and its qualified real estate investment trust subsidiaries.

      In the case of a real estate investment trust that is a partner in a partnership, regulations issued by the United States Treasury Department provide that the real estate investment trust will be deemed to own its proportionate share of the assets of the partnership and will be deemed to be entitled to the income of the partnership attributable to such share. A real estate investment trust’s proportional share of the assets of the partnership will be determined based on the real estate investment trust’s capital interest in the partnership. In addition, the character of the assets and gross income of the partnership shall retain the same character in the hands of the real estate investment trust for purposes of Section 856 of the Internal Revenue Code, including satisfying the gross income tests and asset tests. Thus, our proportionate share of the assets, liabilities and items of income of Summit Properties Partnership, L.P. and any other entity taxable as a partnership for federal income tax purposes in which we hold an interest will be treated as our assets and liabilities and our items of income for purposes of applying the requirements described herein. The assets, liabilities and items of income of Summit Properties Partnership, L.P. include Summit Properties Partnership, L.P.’s share of the assets and liabilities and items of income with respect to any partnership in which it holds an interest.

      Income tests. To maintain qualification as a real estate investment trust, two gross income requirements must be satisfied annually.

●	First, at least 75% of our gross income, excluding gross income from prohibited transactions, for each taxable year must be derived directly or indirectly from investments relating to real property or mortgages on real property including rents from real property and, in particular circumstances, interest or from particular types of temporary investments.

●	Second, at least 95% of our gross income for each taxable year must be derived from such real property investments and from dividends, interest and gain from the sale or disposition of stock or securities or from any combination of the foregoing. For purposes of this test, gross income excludes gross income from prohibited transactions.

      Additionally, with respect to each of our tax years beginning on or before January 1, 1997, short-term gain from the sale or other disposition of stock or securities, gain from prohibited transactions and gain from the sale or other disposition of real property held for less than four years apart from involuntary conversions and sales of foreclosure property must have represented less than 30% of our gross income including gross income from prohibited transactions for each such taxable year. Rents received or deemed to be received by us will qualify as rents from real property in satisfying the gross income requirements for a real estate investment trust described above only if the following conditions are met.

●	Rents received generally must not be based in whole or in part on the income or profits derived from any person.

●	Rents received must not be from a related party tenant. A tenant is a related party tenant if the real estate investment trust, directly or indirectly, actually or constructively owns 10% or more of such tenant.

●	Rents attributable to personal property that is leased in connection with a lease of real property must not be greater than 15% of total rent received under the lease. If so, the portion of rent attributable to the personal property will not qualify as rents from real property.

●	The real estate investment trust generally must not operate or manage the property or furnish or render services to tenants. However, the real estate investment trust may:

●	provide services that are usually or customarily rendered in connection with the rental of a room or other space for occupancy only and are not otherwise considered rendered to the occupant;

●	provide or furnish non-customary services through an independent contractor if the independent contractor is adequately compensated and the real estate investment trust derives no income from the independent contractor; and

●	for taxable years beginning after August 5, 1997, provide non-customary services with respect to its properties if the income from the provision of such services with respect to any particular property does not exceed 1% of all amounts received by the real estate investment trust from such property.

      We have not charged, and do not anticipate charging, rent that is based in whole or in part on the income or profits of any person. We have not derived, and do not anticipate deriving, rent attributable to personal property leased in connection with real property that exceeds 15% of the total rents.

      We have provided and will provide services with respect to the multifamily apartment communities. We believe that the services with respect to our communities that have been and will be provided by us are usually or customarily rendered in connection with the rental of space for occupancy only and are not otherwise rendered to particular tenants; or, for tax years beginning after August 5, 1997, income from the provision of other kinds of services with respect to a given property has not and will not exceed 1% of all amounts received by us from such property. Therefore, we believe that the provision of such services has not and will not cause rents received with respect to our communities to fail to qualify as rents from real property. We believe that services with respect to our communities that we believe may not be provided by us directly without jeopardizing the qualification of rent as rents from real property have been and will be performed by independent contractors, which do not include any management companies owned by Summit Properties Partnership, L.P.

      Generally the management company owned by Summit Properties Partnership, L.P. receives fees in consideration of the performance of property management services with respect to properties owned by third parties. Any such fee income is taxable to the management company. Summit Properties Partnership, L.P. may have received and may continue to receive fees in consideration of the performance of property management services with respect to properties not owned entirely by Summit Properties Partnership, L.P. A portion of such fees corresponding to that portion of a property owned by a third party will not qualify under the 75% or 95% gross income tests.

      Summit Properties Partnership, L.P. also has received and may continue to receive other types of income with respect to the properties it owns that will not qualify for the 75% or 95% gross income tests. In addition, interest payments on some of the notes of the management company held by Summit Properties Partnership, L.P. and dividends on Summit Properties Partnership, L.P.’s stock in the management company will not qualify under the 75% gross income test. We believe, however, that the aggregate amount of such fees and other nonqualifying income in any taxable year will not cause us to exceed the limits on nonqualifying income under the real estate investment trust gross income tests.

      If we fail to satisfy one or both of the 75% or 95% gross income test for any taxable year, we may nevertheless qualify as a real estate investment trust for that year if we are eligible for relief under the Internal Revenue Code. These relief provisions generally will be available if:

●	our failure to meet these tests was due to reasonable cause and not due to willful neglect;

●	we attach a schedule of the sources of our income to our federal income tax return; and

●	any incorrect information on the schedule is not due to fraud with intent to evade tax.

      It is not possible, however, to state whether, in all circumstances, we would be entitled to the benefit of these relief provisions. For example, if we fail to satisfy the gross income tests because nonqualifying income that we intentionally incur exceeds the limits on such income, the Internal Revenue Service could conclude that our failure to satisfy the tests was not due to reasonable cause. As discussed above in “Federal Income Tax Considerations and Consequences of Your Investment — Federal income taxation,” even if these relief provisions apply, a tax would be imposed with respect to the excess net income. No similar mitigation provision provides relief if we failed the 30% gross income test in a taxable year beginning on or before January 1, 1997, and any such failure to qualify would have caused us to fail to qualify as a real estate investment trust. See the discussion below on the consequences of failing to qualify as a real estate investment trust in “Federal Income Tax Considerations and Consequences of Your Investment — Failure to qualify.”

      Asset tests. At the close of each quarter of our taxable year, we also must satisfy three tests relating to the nature and diversification of our assets.

●	First, at least 75% of the value of our total assets must be represented by real estate assets, cash, cash items and government securities.

●	Second, no more than 25% of our total assets may be represented by securities other than those in the 75% asset class.

●	Third, of the investments included in the 25% asset class, the value of any one issuer’s securities owned by us may not exceed 5% of the value of our total assets, and we may not own more than 10% of any one issuer’s outstanding voting securities.

      By virtue of our ownership of units in Summit Properties Partnership, L.P., we will be considered to own our pro rata share of the stock of the management company and, through the management company, its wholly owned subsidiary, the construction company. Neither we nor Summit Properties Partnership, L.P., however, owns more than 1% of the voting securities of the management company or the construction company owned, directly or indirectly, by Summit Properties Partnership, L.P. In addition, we and our senior management do not believe that our pro rata share of the value of the securities of the management company, which includes in part the value of the securities of the construction company, owned by Summit Properties Partnership, L.P. exceeds 5% of the total value of our assets. Our belief is based in part upon our analysis of the estimated value of the securities of the management company owned by Summit Properties Partnership, L.P. relative to the estimated value of the other assets owned by Summit Properties Partnership, L.P. We have not obtained any independent appraisals to support this conclusion. There can be no assurance that the Internal Revenue Service might not contend that the value of such securities of the management company owned by Summit Properties Partnership, L.P. held by our Company through Summit Properties Partnership, L.P. exceeds the 5% value limitation.

      The 5% test referred to above generally must be met for any quarter in which we acquire securities of an issuer. Thus, the 5% value requirement must be satisfied not only on the date we acquire equity and debt securities of the management company owned by Summit Properties Partnership, L.P., but also each time we increase our ownership of such securities of the management company, including as a result of increasing our interest in Summit Properties Partnership, L.P. as limited partners exercise their redemption rights. Although we plan to take steps to ensure that we satisfy the 5% value test for any quarter with respect to which retesting occurs, such steps may not always be successful or may require a reduction in our overall interest in the management company owned by Summit Properties Partnership, L.P.

      After initially meeting the asset tests at the close of any quarter, we will not lose our status as a real estate investment trust for failure to satisfy the asset tests at the end of a later quarter solely by reason of changes in asset values. If the failure to satisfy the asset tests results from an acquisition of securities or other property during a quarter, the failure can be cured by disposition of sufficient nonqualifying assets within 30 days after the close of that quarter. We intend to maintain and believe that we have maintained adequate records of the value of our assets to ensure compliance with the asset tests and to take such other actions within 30 days after the close of any quarter as may be required to cure any noncompliance.

      Annual distribution requirements. In order to be taxed as a real estate investment trust, we are required to distribute dividends, other than capital gain dividends, to our stockholders in an amount at least equal to

(a)	the sum of (1) 95% of our real estate investment trust taxable income, which is computed without regard to the dividends-paid deduction and our capital gain, and (2) 95% of the net income, if any, from foreclosure property in excess of the special tax on income from foreclosure property, minus

(b)	the sum of particular items of noncash income.

      Such distribution must be paid in the taxable year to which it relates, or in the following taxable year if declared before we timely file our federal income tax return for such year and if paid on or before the first regular dividend payment after such declaration. Capital gain dividends are not included in the calculation to determine whether we satisfy the above-described distribution requirement. In general, a capital gain dividend is a dividend attributable to net capital gain recognized by us and properly designated as such.

      Even if we satisfy the foregoing distribution requirements, to the extent that we do not distribute all of our net capital gain or real estate investment trust taxable income as adjusted, we will be subject to tax thereon at regular capital gains or ordinary corporate tax rates. Furthermore, if we should fail to distribute during each calendar year at least the sum of

(a) 85% of our ordinary income for that year,

(b) 95% of our capital gain net income for that year, and

(c) any undistributed taxable income from prior periods,

we would be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed. In addition, during our recognition period, if we dispose of any asset subject to the rules regarding built-in gain, pursuant to guidance issued by the Internal Revenue Service, we will be required to distribute at least 95% of any after tax built-in gain recognized on the disposition of the asset. As stated above, the term “built-in-gain” refers to the excess of (a) the fair market value of the asset as of the beginning of the applicable recognition period over (b) the adjusted basis in such asset as of the beginning of such recognition period.

      We believe that we have made and intend to continue to make timely distributions sufficient to satisfy the annual distribution requirements. In this regard, Summit Properties Partnership, L.P.’s partnership agreement authorizes Summit Properties Inc., as general partner, to take such steps as may be necessary to cause Summit Properties Partnership, L.P. to distribute to its partners an amount sufficient to permit us to meet these distribution requirements.

      It is expected that our real estate investment trust taxable income has been and will be less than our cash flow due to the allowance of depreciation and other noncash charges in computing real estate investment trust taxable income. Accordingly, we anticipate that we will generally have sufficient cash or liquid assets to enable us to satisfy the 95% distribution requirement. It is possible, however, that we, from time to time, may not have sufficient cash or other liquid assets to meet the 95% distribution requirement or to distribute such greater amount as may be necessary to avoid income and excise taxation, due to timing differences between (a) the actual receipt of income and the actual payment of deductible expenses and (b) the inclusion of such income and the deduction of such expenses in arriving at our taxable income, or as a result of nondeductible expenses such as principal amortization or capital expenditures in excess of noncash deductions. In the event that such timing differences occur, we may find it necessary to arrange for borrowings or, if possible, pay taxable stock dividends in order to meet the dividend requirement.

      Under some circumstances, we may be able to rectify a failure to meet the distribution requirement for a year by paying dividends to stockholders in a later year, which may be included in our deduction for dividends paid for the earlier year. We will refer to such dividends as “deficiency dividends.” Thus, we may be able to avoid being taxed on amounts distributed as deficiency dividends. We will, however, be required to pay interest based upon the amount of any deduction taken for deficiency dividends.

Failure to qualify

      If we fail to qualify for taxation as a real estate investment trust in any taxable year and the relief provisions do not apply, we will be subject to tax on our taxable income at regular corporate rates, including any applicable alternative minimum tax. Distributions to stockholders in any year in which we fail to qualify will not be deductible by us nor will they be required to be made. In such event, to the extent of current or accumulated earnings and profits, all distributions to stockholders will be dividends, taxable as ordinary income, and subject to limitations of the Internal Revenue Code, corporate distributees may be eligible for the dividends-received deduction. Unless we are entitled to relief under specific statutory provisions, we also will be disqualified from taxation as a real estate investment trust for the four taxable years following the year during which qualification was lost. It is not possible to state whether in all circumstances we would be entitled to such statutory relief. For example, if we fail to satisfy the gross income tests because nonqualifying income that we intentionally incur exceeds the limit on such income, the Internal Revenue Service could conclude that our failure to satisfy the tests was not due to reasonable cause.

Taxation of United States stockholders and potential tax consequences of their investment in the securities

      When we refer to a United States stockholder, we mean a holder of common stock or preferred stock that is for federal income tax purposes

●	an individual who is a citizen or resident of the United States,

●	a corporation created or organized in or under the laws of the United States, any state thereof or the District of Columbia, or

●	a partnership, trust or estate treated as a domestic partnership, trust or estate.

      For any taxable year for which we qualify for taxation as a real estate investment trust, amounts distributed to taxable United States stockholders will be taxed as follows.

      Distributions generally. Distributions other than capital gain dividends to United States stockholders will be taxable as dividends to the extent of our current or accumulated earnings and profits as determined for federal income tax purposes. For purposes of determining whether distributions are out of current or accumulated earnings and profits, our earnings and profits will be allocated first to any of our outstanding preferred stock and then to our common stock. Such dividends will be taxable to the holders as ordinary income and will not be eligible for the dividends-received deduction for corporations. To the extent that we make a distribution to a United States stockholder in excess of current or accumulated earnings and profits, the distribution will be treated first as a tax-free return of capital with respect to the shares, reducing the United States stockholder’s tax basis in the shares, and the distribution in excess of a United States stockholder’s tax basis in the shares will be taxable as gain realized from the sale of the shares. Dividends declared by our company in October, November or December of any year payable to a stockholder of record on a specified date in any such month shall be treated as both paid by us and received by the stockholder on December 31 of the year, provided that the dividend is actually paid by us during January of the following calendar year. United States stockholders may not include on their own federal income tax returns any of our tax losses.

      The Internal Revenue Service will deem us to have sufficient earnings and profits to treat as a dividend any distribution by us up to the amount required to be distributed in order to avoid imposition of the 4% excise tax discussed in “Federal Income Tax Considerations and Consequences of Your Investment — Federal income taxation” above. Moreover, any deficiency dividend will be treated as an ordinary or capital gain dividend, as the case may be, regardless of our earnings and profits. As a result, stockholders may be required to treat particular distributions that would otherwise result in a tax-free return of capital as taxable dividends.

      Capital gain dividends. Dividends to United States stockholders that are properly designated by us as capital gain dividends will be treated as long-term capital gains, to the extent they do not exceed our actual net capital gains, for the taxable year without regard to the period for which the stockholder has held his stock. However, corporate stockholders may be required to treat up to 20% of particular capital gain dividends as ordinary income. Capital gain dividends are not eligible for the dividends-received deduction for corporations.

      Retained capital gains. A real estate investment trust may elect to retain, rather than distribute, its net long-term capital gains received during the year. To the extent designated by the real estate investment trust in a notice to its stockholders, the real estate investment trust will pay the income tax on such gains, and the real estate investment trust stockholders must include their proportionate share of the undistributed long-term capital gains so designated in income. Each real estate investment trust stockholder will be deemed to have paid its share of the tax paid by the real estate investment trust, which will be credited or refunded to the stockholder. The basis of each stockholder’s real estate investment trust shares will be increased by its proportionate amount of the undistributed long-term capital gains, net of the tax paid by the real estate investment trust, included in such stockholder’s long-term capital gains.

      Passive activity loss and investment interest limitations. Distributions, including deemed distributions of undistributed long-term capital gains, from our company and gain from the disposition of the securities will not be treated as passive activity income, and therefore stockholders may not be able to apply any passive losses against such income. Dividends from our company, to the extent they do not constitute a return of capital, will generally be treated as investment income for purposes of the investment income limitation on the deductibility of investment interest. However, net capital gain from the disposition of the securities or capital gain dividends, including deemed distributions of undistributed long-term capital gains, generally will be excluded from investment income.

      Sale of the securities. Upon the sale or exchange of the securities, the holder will generally recognize gain or loss equal to the difference between the amount realized on such sale and the tax basis of such securities. Assuming such securities are held as a capital asset, such gain or loss will be a long-term capital gain or loss if the securities have been held for more than one year. However, any loss recognized by a holder on the sale of common stock or preferred stock held for not more than six months and with respect to which capital gains were required to be included in such holder’s income will be treated as a long-term capital loss to the extent of the amount of such capital gains so included.

      Treatment of tax-exempt security holders. Distributions, including deemed distributions of undistributed long-term capital gains, from our company to a tax-exempt employee pension trust or other domestic tax-exempt stockholder generally will not constitute unrelated business taxable income unless the stockholder has borrowed to acquire or carry its common stock or preferred stock. However, qualified trusts that hold more than 10% by value of the shares of particular real estate investment trusts may be required to treat a specified percentage of these distributions, including deemed distributions of undistributed long-term capital gains, as unrelated business taxable income. The percentage of any real estate investment trust dividend, including deemed distributions of undistributed long-term capital gains, treated as unrelated business taxable income is equal to the ratio of (1) the unrelated business taxable income earned by the real estate investment trust and treating the real estate investment trust as if it were a qualified trust and therefore subject to tax on unrelated business taxable income to (2) the total gross income, less particular associated expenses, of the real estate investment trust. An exception applies where the ratio set forth in the preceding sentence is less than 5% for any year. For these purposes, a qualified trust is any trust described in section 401(a) of the Internal Revenue Code and exempt from tax under section 501(a) of the Internal Revenue Code.

      The requirement that a percentage of dividends be treated as unrelated business taxable income will apply only if (a) the real estate investment trust would not qualify as such for federal income tax purposes but for the application of an exception to the five or fewer requirement applicable to shares held by qualified trusts that looks through to the actual participants in the qualified trust to determine the number of owners and (b) the real estate investment trust is predominantly held by qualified trusts. A real estate investment trust is predominantly held by qualified trusts if either (a) a single qualified trust holds more than 25% by value of the real estate investment trust interests or (b) one or more qualified trusts, each owning more than 10% by value of the real estate investment trust interests, hold in the aggregate more than 50% of the real estate investment trust interests.

      Distributions by Summit Properties Partnership, L.P. to a tax-exempt holder of debt securities will generally not constitute unrelated business taxable income unless the acquisition of such debt securities is debt financed within the meaning of section 514(c) of the Internal Revenue Code.

Taxation of holders of debt securities and potential tax consequences of their investment in the debt securities

      Stated interest and market discount. Holders of debt securities will be required to include stated interest on the debt securities in gross income for federal income tax purposes in accordance with their methods of accounting for tax purposes. Purchasers of debt securities should be aware that the holding and disposition of debt securities may be affected by the market discount provisions of the Internal Revenue Code. These rules generally provide that if a holder of a debt instrument purchases it at a market discount and thereafter recognizes gain on a disposition of the debt instrument, including a gift or payment on maturity, the lesser of such gain or appreciation, in the case of a gift, and the portion of the market discount that accrued while the debt instrument was held by such holder will be treated as ordinary interest income at the time of the disposition. For this purpose, a purchase at a market discount includes a purchase after original issuance at a price below the debt instrument’s stated principal amount. The market discount rules also provide that a holder who acquires a debt instrument at a market discount and who does not elect to include such market discount in income on a current basis may be required to defer a portion of any interest expense that may otherwise be deductible on any indebtedness incurred or maintained to purchase or carry such debt instrument until the holder disposes of the debt instrument in a taxable transaction.

      A holder of a debt instrument acquired at a market discount may elect to include the market discount in income as the discount thereon accrues, either on a straight line basis or, if elected, on a constant interest rate basis. The current inclusion election, once made, applies to all market discount obligations acquired by such holder on or after the first day of the first taxable year to which the election applies and may not be revoked without the consent of the Securities and Exchange Commission or the Internal Revenue Service. If a holder of a debt security elects to include market discount in income in accordance with the preceding sentence, the foregoing rules with respect to the recognition of ordinary income on a sale or particular other dispositions of such debt security and the deferral of interest deductions on indebtedness related to such debt security would not apply.

      Amortizable bond premium. Generally, if the tax basis of an obligation held as a capital asset exceeds the amount payable at maturity of the obligation, such excess may constitute amortizable bond premium that the holder may elect to amortize under the constant interest rate method and deduct the amortized premium over the period from the holder’s acquisition date to the obligation’s maturity date. A holder who elects to amortize bond premium must reduce the tax basis in the related obligation by the amount of the aggregate deductions allowable for amortizable bond premium.

      The amortizable bond premium deduction is treated as an offset to interest income on the related security for federal income tax purposes. Each prospective purchaser is urged to consult his tax advisor as to the consequences of the treatment of such premium as an offset to interest income for federal income tax purposes.

      Disposition. In general, a holder of a debt security will recognize gain or loss upon the sale, exchange, redemption, payment upon maturity or other taxable disposition of the debt security. The gain or loss is measured by the difference between (a) the amount of cash and the fair market value of property received and (b) the holder’s tax basis in the debt security as increased by any market discount previously included in income by the holder and decreased by any amortizable bond premium deducted over the term of the debt security. However, the amount of cash and the fair market value received excludes cash or other property attributable to the payment of accrued interest not previously included in income, which amount will be taxable as ordinary income. Subject to the market discount and amortizable bond premium rules above, any such gain or loss will generally be long-term capital gain or loss, provided the debt security was a capital asset in the hands of the holder and had been held for more than one year.

Backup withholding on securities

      Under the backup withholding rules, a domestic holder of securities may be subject to backup withholding at the rate of 31% with respect to interest or dividends paid on, and gross proceeds from the sale of, the securities unless such holder (a) is a corporation or comes within other specific exempt categories and, when required, demonstrates this fact or (b) provides a correct taxpayer identification number, certifies as to no loss of exemption from backup withholding and otherwise complies with applicable requirements of the backup withholding rules. A holder of securities who does not provide us with his current taxpayer identification number may be subject to penalties imposed by the Commissioner of the Internal Revenue Service. Any amount paid as backup withholding will be creditable against the holder’s income tax liability.

      We will report to holders of securities and the Internal Revenue Service the amount of any interest or dividends paid and any amount withheld with respect to the securities during the calendar year.

Other tax considerations

      Effect of tax status of Summit Properties Partnership, L.P. on real estate investment trust qualification. Substantially all of our investments are through Summit Properties Partnership, L.P. Summit Properties Partnership, L.P. may involve special tax considerations. Such considerations include

●	the allocations of income and expense items of Summit Properties Partnership, L.P., which could affect the computation of our taxable income,

●	the status of Summit Properties Partnership, L.P. as a partnership as opposed to an association taxable as a corporation for income tax purposes, and

●	the taking of actions by Summit Properties Partnership, L.P. that could adversely affect our qualifications as a real estate investment trust.

      In addition, Summit Properties Partnership, L.P. owns properties through subsidiary partnerships. These partnerships have been structured in a manner that is intended to qualify them for taxation as partnerships for federal income tax purposes. If Summit Properties Partnership, L.P. or any other partnership in which Summit Properties Partnership, L.P. has an interest were treated as an association taxable as a corporation, we would fail to qualify as a real estate investment trust for a number of reasons.

      Tax allocations with respect to the properties. When property is contributed to a partnership in exchange for an interest in the partnership, the partnership generally takes a carryover basis in that property for tax purposes equal to the adjusted basis of the contributing partner in the property, rather than a basis equal to the fair market value of the property at the time of contribution. Pursuant to section 704(c) of the Internal Revenue Code, income, gain, loss and deduction attributable to such contributed property must be allocated in a manner such that the contributing partner is charged with, or benefits from, respectively, the unrealized gain or unrealized loss associated with the property at the time of the contribution. The amount of such unrealized gain or unrealized loss is generally equal to the difference between the fair market value of the contributed property at the time of contribution and the adjusted tax basis of such property at the time of contribution. We will refer to this allocation as the “book-tax difference.” Such allocations are solely for federal income tax purposes and do not affect the book capital accounts or other economic or legal arrangements among the partners.

      Summit Properties Partnership, L.P. was formed by way of contributions of appreciated property, including some of the multifamily apartment communities or interests therein. Consequently, Summit Properties Partnership, L.P.’s partnership agreement requires tax allocations to be made in a manner consistent with section 704(c) of the Internal Revenue Code. The Treasury regulations under section 704(c) of the Internal Revenue Code provide partnerships with a choice of several methods of accounting for book-tax differences for property contributed on or after December 21, 1993, including the retention of the traditional method that was available under prior law or the election of particular alternative methods. Summit Properties Partnership, L.P. has generally elected the traditional method of section 704(c) allocations. Under the traditional method, which is the least favorable method from our perspective, the carryover basis of contributed interests in the multifamily apartment communities in the hands of Summit Properties Partnership, L.P. could cause us (a) to be allocated lower amounts of depreciation deductions for tax purposes than would be allocated to us if all our communities were to have a tax basis equal to their fair market value at the time of the contribution and (b) to be allocated taxable gain in the event of a sale of such contributed interests in our communities in excess of the economic or book income allocated to us as a result of such sale, with a corresponding benefit to the other partners in Summit Properties Partnership, L.P. These allocations possibly could cause us to recognize taxable income in excess of cash proceeds, which might adversely affect our ability to comply with real estate investment trust distribution requirements. However, we do not anticipate that this adverse effect will occur.

      Interests in the multifamily apartment communities purchased by Summit Properties Partnership, L.P., other than in exchange for interests in Summit Properties Partnership, L.P., simultaneously with or subsequent to our admission to Summit Properties Partnership, L.P. acquired an initial tax basis equal to their fair market value. Thus, section 704(c) of the Internal Revenue Code will not apply to such interests.

      Management and construction companies. A portion of the amounts to be used to fund distributions to stockholders is expected to come from the management company and, indirectly, the construction company through dividends on stock of these companies held, directly or indirectly, by Summit Properties Partnership, L.P. and interest on the debt securities of these companies held, directly or indirectly, by Summit Properties Partnership, L.P. In general, the management and construction companies conduct activities, such as property management for third parties and in-house construction operations, that generate nonqualifying income for purposes of the real estate investment trust income tests described above. The management and construction companies will not qualify as real estate investment trusts and will pay federal, state and local income taxes on their taxable incomes at normal corporate rates. We anticipate that, initially, deductions for interest and amortization will largely offset the otherwise taxable income of the management or construction companies owned, directly or indirectly, by Summit Properties Partnership, L.P., but there can be no assurance that this will be the case or that the Internal Revenue Service will not challenge such deductions. Moreover, such deductions may not be available for any additional management and construction companies owned by Summit Properties Partnership, L.P., if any, established by us. Any federal, state or local income taxes that the management and construction companies owned, directly or indirectly, by Summit Properties Partnership, L.P. are required to pay will reduce the cash available for distribution by us to our stockholders.

      As described above, the value of the equity and debt securities of the management company held by us cannot exceed 5% of the value of our assets at a time when a holder of common units in Summit Properties Partnership, L.P. exercises his redemption right or we otherwise are considered to acquire additional securities of the management company owned by Summit Properties Partnership, L.P. See “Federal Income Tax Considerations and Consequences of Your Investment — Requirements for qualification” above. This limitation may restrict the ability of the management company, and indirectly the construction company, owned by Summit Properties Partnership, L.P. to increase the size of its business unless the value of our assets is increasing at a commensurate rate.

Special tax considerations of non-United States stockholders and potential tax consequences of their investment in the securities

      The rules governing federal income taxation of nonresident alien individuals, foreign corporations, foreign partnerships and other foreign stockholders are complex and no attempt will be made herein to provide more than a summary of such rules. If you are a prospective non-United States stockholder, you should consult with your own tax advisors to determine the impact of federal, state and local income tax laws with regard to an investment by you in the securities, including any reporting requirements.

      Distributions not attributable to gain from the sale or exchange of a United States real property interest. Distributions to non-United States stockholders that are not attributable to gain from sales or exchanges by us of United States real property interests and are not designated by us as capital gains dividends will be treated as dividends of ordinary income to the extent that they are made out of our current or accumulated earnings and profits. Such distributions ordinarily will be subject to a withholding tax equal to 30% of the gross amount of the distribution unless an applicable tax treaty reduces or eliminates that tax. However, if income from the investment in the common stock or preferred stock is treated as effectively connected with the non-United States stockholder’s conduct of a United States trade or business, the non-United States stockholder generally will be subject to federal income tax at graduated rates, in the same manner as United States stockholders are taxed with respect to such distributions. In the case of a non-United States stockholder that is a non-United States corporation, the holder may also be subject to the 30% branch profits tax. Distributions in excess of our current and accumulated earnings and profits will not be taxable to a stockholder to the extent that such distributions do not exceed the adjusted basis of the stockholder’s common stock or preferred stock, but rather will reduce the adjusted basis of such shares. To the extent that such distributions in excess of current and accumulated earnings and profits exceed the adjusted basis of a non-United States stockholder’s shares of common stock or preferred stock, such distributions will give rise to tax liability if the non-United States stockholder otherwise would be subject to tax on any gain from the sale or disposition of his common stock or preferred stock.

      Distributions attributable to gain from the sale or exchange of a United States real property interest. For any year in which we qualify as a real estate investment trust, distributions that are attributable to gain from sales or exchanges by us of United States real property interests will be taxed to a non-United States stockholder under the provisions of the Foreign Investment in Real Property Tax Act of 1980. Under the Real Property Tax Act, distributions attributable to gain from sales of United States real property interests are taxed to a non-United States stockholder as if such gain were effectively connected with United States business. Non-United States stockholders thus would be taxed at the normal capital gain rates applicable to United States stockholders, subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals. Distributions subject to the Real Property Tax Act also may be subject to a 30% branch profits tax in the hands of a non-United States corporate stockholder not entitled to treaty relief or exemption.

      Withholding obligations from distributions to foreign stockholders. Although tax treaties may reduce our withholding obligations, we generally will be required to withhold from distributions to non-United States stockholders, and remit to the Internal Revenue Service, (a) 35% of designated capital gain dividends, or, if greater, 35% of the amount of any distributions that could be designated as capital gain dividends and (b) 30% of ordinary dividends paid out of earnings and profits. In addition, if we designate prior distributions as capital gain dividends, subsequent distributions, up to the amount of such prior distributions, will be treated as capital gain dividends for purposes of withholding. A distribution in excess of our earnings and profits will be subject to 30% dividend withholding if at the time of the distribution it cannot be determined whether the distribution will be in an amount in excess of our current or accumulated earnings and profits. If the amount of tax withheld by our Company with respect to a distribution to a non-United States stockholder exceeds the stockholder’s United States tax liability with respect to such distribution, the non-United States stockholder may file for a refund of such excess from the Internal Revenue Service. Furthermore, the United States Treasury Department has issued final Treasury regulations governing information reporting and certification procedures regarding withholding and backup withholding on certain amounts paid to non-United States stockholders. These withholding regulations, which will apply to covered payments after December 31, 1999, may alter the procedure for claiming the benefits of an income treaty.

      Sales of common stock or preferred stock by a non-United States stockholder. Gain recognized by a non-United States stockholder upon a sale of his common stock or preferred stock generally will not be taxed under the Foreign Investment in Real Property Tax Act of 1980 if we are a domestically controlled real estate investment trust. A domestically controlled real estate investment trust is defined generally as a real estate investment trust in which at all times during a specified testing period less than 50% in value of the stock was held directly or indirectly by non-United States persons. It is currently anticipated that we will be a domestically controlled real estate investment trust, and, therefore, sales of common stock or preferred stock will not be subject to taxation under the Real Property Tax Act. However, because the common stock will, and the preferred stock may, be traded publicly, we may not continue to be a domestically controlled real estate investment trust. Furthermore, gain not subject to the Real Property Tax Act will be taxable to a non-United States stockholder if (a) investment in the common stock or preferred stock is effectively connected with the non-United States stockholder’s United States trade or business, in which case the non-United States stockholder will be subject to the same treatment as United States stockholders with respect to such gain, or (b) the non-United States stockholder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and other conditions apply, in which case the nonresident alien individual will be subject to a 30% tax on the individual’s capital gains. If the gain on the sale of common stock or preferred stock were to be subject to taxation under the Real Property Tax Act, the non-United States stockholder will be subject to the same treatment as United States stockholders with respect to such gain. The non-United States stockholder may, however, be subject to applicable alternative minimum tax, a special alternative minimum tax in the case of nonresident alien individuals and the possible application of the 30% branch profits tax in the case of Non-United States corporations. In addition, a purchaser of common stock or preferred stock subject to taxation under the Real Property Tax Act would generally be required to deduct and withhold a tax equal to 10% of the amount realized on the disposition by a non-United States stockholder. Any amount withheld would be creditable against the non-United States stockholder’s Foreign Investment in Real Property Tax Act of 1980 tax liability. See “— Withholding obligations from distributions to foreign stockholders” of this section for a discussion of the withholding regulations.

State and local tax

      Our company and its stockholders may be subject to state and local tax in various states and localities, including those in which it or they transact business, own property or reside. The tax treatment of our company and the stockholders in such jurisdictions may differ from the federal income tax treatment described above. Consequently, as a prospective investor, you should consult your own tax advisors regarding the effect of state and local tax laws on an investment in our securities.

PLAN OF DISTRIBUTION

      Summit Properties Inc. may sell preferred stock and common stock. Summit Properties Partnership, L.P. may sell debt securities to or through one or more underwriters or dealers for public offering and sale by or through them, directly to one or more individual, institutional or other purchasers, through agents or through a combination of any such methods of sale. Any such underwritten offering may be on a best efforts or a firm commitment basis. We may also make direct sales to investors through subscription rights distributed to our stockholders on a pro rata basis, which may or may not be transferrable. In connection with any distribution of subscription rights to stockholders, if all of the underlying securities are not subscribed for, we may then sell the unsubscribed securities directly to third parties or may engage the services of one or more underwriters, dealers or agents, including standby underwriters, to sell the unsubscribed securities to third parties.

      The distribution of the securities may be effected from time to time in one or more transactions (1) at a fixed price or prices, which may be changed, (2) at market prices prevailing at the time of sale, (3) at prices related to such prevailing market prices, or (4) at negotiated prices. Any of the prices may represent a discount from the prevailing market prices.

      In connection with the sale of the securities, underwriters or agents may receive compensation from us or from purchasers of the securities, for whom they may act as agents, in the form of discounts, concessions or commissions. Underwriters may sell the securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. Underwriters, dealers and agents that participate in the distribution of the securities may be deemed to be underwriters under the Securities Act of 1933, and any discounts or commissions they receive from us and any profit on the resale of securities they realize may be deemed to be underwriting discounts and commissions under the Securities Act. The applicable prospectus supplement will, where applicable:

●	identify any such underwriter or agent;

●	describe any compensation in the form of discounts, concessions, commissions or otherwise received from us by each such underwriter or agent and in the aggregate to all underwriters and agents;

●	identify the amounts underwritten; and

●	identify the nature of the underwriter’s obligation to take the securities.

      Unless otherwise specified in the related prospectus supplement, each series of securities will be a new issue with no established trading market, other than the common stock which is listed on the New York Stock Exchange. Any common stock sold pursuant to a prospectus supplement will be listed on the New York Stock Exchange, subject to official notice of issuance. We may elect to list any series of debt securities or preferred stock, respectively, on an exchange, but we are not obligated to do so. It is possible that one or more underwriters may make a market in a series of securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. Therefore, no assurance can be given as to the liquidity of, or the trading market for, any series of debt securities or preferred stock.

      Until the distribution of the securities is completed, rules of the Securities and Exchange Commission may limit the ability of any underwriters and selling group members to bid for and purchase the securities. As an exception to these rules, underwriters are permitted to engage in some transactions that stabilize the price of the securities. Such transactions consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the securities.

      If any underwriters create a short position in the securities in connection with an offering whereby they sell more securities than are set forth on the cover page of the applicable prospectus supplement, the underwriters may reduce that short position by purchasing the securities in the open market.

      The lead underwriters may also impose a penalty bid on other underwriters and selling group members participating in an offering. This means that if the lead underwriters purchase securities in the open market to reduce the underwriters’ short position or to stabilize the price of the securities, they may reclaim the amount of any selling concession from the underwriters and selling group members who sold those securities as part of the offering.

      In general, purchases of a security for the purpose of stabilization or to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases. The imposition of a penalty bid might also have an effect on the price of a security to the extent that it were to discourage resales of the security before the distribution is completed.

      We do not make any representation or prediction as to the direction or magnitude of any effect that the transactions described above might have on the price of the securities. In addition, we do not make any representation that underwriters will engage in such transactions or that such transactions, once commenced, will not be discontinued without notice.

      Under agreements into which we may enter, underwriters, dealers and agents who participate in the distribution of the securities may be entitled to indemnification by us against some liabilities, including liabilities under the Securities Act.

      Underwriters, dealers and agents may engage in transactions with us, perform services for us or be our tenants in the ordinary course of business.

      If so indicated in the applicable prospectus supplement, we will authorize underwriters or other persons acting as our agents to solicit offers by institutions to purchase the securities from us at the public offering price set forth in such prospectus supplement pursuant to delayed delivery contracts providing the payment and delivery on the date or dates stated in such prospectus supplement. Institutions with which such contracts, when authorized, may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others, but in all cases we must approve such institutions. The obligations of any purchaser under any such contracts will be subject to the condition that the purchase of the securities shall not at the time of delivery be prohibited under the laws of the jurisdiction to which such purchaser is subject. The underwriters and such other agents will not have any responsibility in respect of the validity or performance of such contracts.

      If so indicated in the applicable prospectus supplement, we will authorize underwriters or other persons acting as our agents to solicit offers by particular institutions to purchase debt securities from Summit Properties Partnership, L.P. at the public offering price set forth in such prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on the date or dates stated in such prospectus supplement. Each delayed delivery contract will be for an amount no less than, and the aggregate principal amounts of debt securities sold pursuant to delayed delivery contracts shall be not less nor more than, the respective amounts stated in the applicable prospectus supplement. Institutions with which such contracts, when authorized, may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others, but will in all cases be subject to our approval. The obligations of any purchaser under any such contract will be subject to the conditions that (a) the purchase of the debt securities shall not at the time of delivery be prohibited under the laws of any jurisdiction in the United States to which such purchaser is subject, and (b) if the debt securities are being sold to underwriters, Summit Properties Partnership, L.P. shall have sold to such underwriters the total principal amount of the debt securities less the principal amount thereof covered by Summit Properties Partnership, L.P. contracts. The underwriters and such other agents will not have any responsibility in respect of the validity or performance of such contracts.

      To comply with applicable state securities laws, the securities offered hereby will be sold, if necessary, in such jurisdictions only through registered or licensed brokers or dealers. In addition, securities may not be sold in some states unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

LEGAL MATTERS

      Particular legal matters, including the legality of the securities, will be passed upon for us by Goodwin, Procter & Hoar LLP, Boston, Massachusetts.

EXPERTS

      The financial statements and the related financial statement schedules incorporated by reference in this prospectus from Summit Properties Inc.’s and Summit Properties Partnership, L.P.’s Annual Reports on Form 10-K for the year ended December 31, 1998 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports, which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

2,300,000 Shares

Common Stock

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Prospectus Supplement
September 18, 2003

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